EXHIBIT 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

KATUN CORPORATION,

and

KATUN (E.D.C) B.V.

as the Purchasers,

and

MEDIA SCIENCES, INC.,
as the Seller

Dated as of November 8, 2010

EXHIBITS

Exhibit A	Form of Assumption Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	Form of Transition Services Agreement

Exhibit D	Forms of Intellectual Property Assignments

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of License Agreement

Exhibit G	Form of Master Distribution Agreement

Exhibit H	Form of Dormant Patent Side Letter

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of November 8, 2010 by and among Katun Corporation, a Minnesota corporation (“Katun”), Katun (E.D.C.) B.V., an entity formed under the laws of the Netherlands (“EDC” and, together with Katun the “Purchasers”), Media Sciences, Inc., a New Jersey corporation (the “Seller”).  Purchasers and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Seller owns certain rights and assets used in the Seller’s conduct of a Toner Business and a Solid Ink Business; and

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, convey, transfer, assign and deliver to the Purchasers, and the Purchasers desire to purchase and acquire from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the rights and assets used in the Toner Business (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. Definitions.

1.1 Definitions.  Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in this ARTICLE 1.

“Acquired Intellectual Property” shall have the meaning given to such term in Section 2.1(a)(ix).

“Acquired Copyrights” shall mean the Copyrights included in the Purchased Assets.

“Acquired Patents” shall mean the Patents included in the Purchased Assets.

“Acquired Trade Secrets” shall mean the Trade Secrets included in the Purchased Assets.

“Acquired Trademarks” means the Trademarks included in the Purchased Assets.

“Acquisition” shall have the meaning given to such term in the Recitals.

“Adjustment Amount” shall have the meaning given to such term in Section 2.5(g)(i).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto.

 “Assumed Contracts” shall have the meaning given to such term in Section 2.1(a)(x).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.4.

“Assumption Agreement” shall mean the Assumption Agreement substantially in the form of Exhibit A attached hereto.

“Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit B attached hereto.

“Business Name” means the “Media Sciences” trademark and each other trademark listed on Schedule 2.1, together with the goodwill associated with each of the foregoing.

“Closing” shall have the meaning given to such term in Section 2.6.

“Closing Date” shall have the meaning given to such term in Section 2.6.

“Closing Purchase Price” shall have the meaning given to such term in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

“Contract” means all agreements, whether oral or written and whether express or implied, including contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties, representations and franchises, and all renewals, replacements and substitutions therefor.

“Defense Notice” shall have the meaning given to such term in Section 7.3(a).

“Dormant Patent Side Letter” shall mean the Dormant Patent Side Letter by and between the Seller and Katun substantially in the form of Exhibit H attached hereto.

“EDC” shall have the meaning given to such term in the preamble of this Agreement.

“EDC Purchased Assets” shall have the meaning given to such term in Section 2.1(b).

“Environmental Laws” means, whenever enacted and in effect, all United States federal, state, and local statutes, regulations, ordinances, codes and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in any case concerning pollution, protection of the environment or Hazardous Materials.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an Escrow Agreement by and among the Escrow Agent, Katun and Seller, substantially in the form of Exhibit E attached hereto.

“Escrow Amount” means $1,100,000.

“Estimated Inventory Value” shall have the meaning given to such term in Section 2.5(c).

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.3.

“Final Purchase Price” shall have the meaning given to such term in Section 2.5(b).

 “Fundamental Representation” means the representation and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.12, 3.14, 4.1, 4.2, 4.3, and 4.5.

 “GAAP” means Unites Stated generally accepted accounting principles, as in effect from time to time.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Hazardous Materials” means any wastes, substances, radiation or materials: (a) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous chemicals,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (b) which contain regulated levels of polychlorinated biphenyls, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, petroleum or petroleum products; or (c) as to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“Indemnitee” shall have the meaning given to such term in Section 7.3(a).

“Indemnitor” shall have the meaning given to such term in Section 7.3(a).

“Intellectual Property Assignments” shall mean the Intellectual Property Assignments by and between the Seller and Katun substantially in the forms of Exhibit D attached hereto.

“Interest” shall have the meaning given to such term in Section 2.8.

“Inventory” shall mean, regardless of where located, (i) all raw materials used in the manufacture of the Toner Products owned by the Seller and (ii) all partially completed and finished Toner Products owned by the Seller, in each case, as of the Closing Date.

“Inventory Reserve” shall mean the aggregate amount of reserves applicable to the Inventory included in the Purchased Assets on the Closing Date, calculated in accordance with GAAP, consistently applied, as reflected in Seller’s historical audited financial statements.

“Inventory Statement” shall have the meaning given to such term in Section 2.5(f)(ii).

“Inventory Value” shall mean (i) the aggregate value of the Inventory included in the Purchased Assets on the Closing Date (calculated in accordance with GAAP, consistently applied, as reflected in Seller’s historical audited financial statements), minus (ii) the Inventory Reserve.

 “IP Encumbrance” means any Lien, hypothecation, encumbrance, infringement, interference, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance, obligation or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any obligation or restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than the non-exclusive right to use, whether express or implied, any Purchased Asset that arises solely by virtue of that Purchased Asset being a component of or otherwise incorporated into or used in a product previously sold by the Seller to a customer (or to a reseller in connection with sales to customers) in the ordinary course of business.

“Katun” shall have the meaning given to such term in the preamble of this Agreement.

“Katun Purchased Assets” shall have the meaning given to such term in Section 2.1(a).

“Knowledge of the Seller” (or any similar phrase or qualification based on the Seller’s knowledge) shall means the actual knowledge of each of Michael Levin, Robert Ward, Vince Kelley, Marc Applebaum and solely for purposes of Section 3.5 Bryan Peckjian and Eric Tuvesson.

“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Liability” means any direct or indirect liability, indebtedness, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals or Taxes).

“License Agreement” means a License Agreement by and between Katun and the Seller, substantially in the form of Exhibit F attached hereto.

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

“Loss” shall have the meaning given to such term in Section 7.1.

“Material Customer” shall have the meaning given to such term in Section 3.16(a).

“Material Vendor” shall have the meaning given to such term in Section 3.16(b).

“Master Distribution Agreement” means a Master Distribution Agreement by and between Katun and the Seller, substantially in the form of Exhibit G attached hereto.

“Netherlands Inventory” shall mean, to the extent located in the Netherlands, (i) all raw materials used in the manufacture of the Toner Products owned by the Seller and (ii) all partially completed and finished Toner Products owned by the Seller, in each case, as of the Closing Date.

“Open Source Software” means any software that is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or condition the use or distribution of such software on, the disclosure, licensing, or distribution of any source code for any portion of such software.

“Orders” shall have the meaning given to such term in Section 3.7.

“Pending Customer Purchase Orders” shall have the meaning given to such term in Section 2.1(a)(x).

“Pending Vendor Purchase Orders” shall have the meaning given to such term in Section 2.1(a)(x).

“Permits” shall have the meaning given to such term in Section 3.19.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

 “Post-Closing Accounts Receivable” means all accounts receivable with respect to sales of Toner Products that occurred on or after the Closing Date and any accounts receivable arising from Pending Customer Purchase Orders.

“Post-Closing Liabilities” means any Liabilities incurred, accrued or arising on or after the Closing Date.

“Pre-Closing Accounts Receivable” means all accounts receivable with respect to sales of Toner Products that occurred prior to the Closing Date other than accounts receivable arising from Pending Customer Purchase Orders.

“Pre-Closing Inventory” shall mean, regardless of where located, (i) all raw materials used in the manufacture of the Toner Products owned by the Seller and (ii) all partially completed and finished Toner Products owned by the Seller, in each case, as of August 31, 2010.

“Pre-Closing Inventory Reserve” shall mean the aggregate amount of reserves applicable to the Pre-Closing Inventory, calculated in accordance with GAAP, consistently applied, as reflected in Seller’s historical audited financial statements.

“Pre-Closing Inventory Value” shall mean the aggregate value of the Inventory on August 31, 2010, minus the Pre-Closing Inventory Reserve.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proprietary Rights” shall mean all of the following in any jurisdiction throughout the world: (a)(i) patents, patent applications, patent disclosures, and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and re-examinations thereof and any patents and patent applications claiming priority from any of the foregoing (collectively, “Patents”); (ii) common law and registered trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, and pending registrations and applications therefor, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) registered and unregistered copyrights and copyrightable works and pending registrations and applications therefor (collectively, “Copyrights”); (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); (vii) all product marketing clearances, approvals, and licenses, and (viii) all other ideas, inventions, designs, documentation, drawings, electronic files, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, intellectual properties or rights); and (b) any right (whether at Law, equity, by Contract or otherwise) to use, practice, enforce or otherwise exploit any of the foregoing.

“Purchased Assets” shall have the meaning given to such term in Section 2.1(b).

“Purchasers” shall have the meaning given to such term in the preamble of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning given to such term in Section 7.1.

“Relationship” means, with respect to any Material Customer or Material Vendor, the business interactions of such Material Customer or Material Vendor, as applicable, with the Seller in the ordinary course of business consistent with the material terms and conditions of any Contract, purchase order or invoice governing such business interactions.

 “Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultant, independent contractors and other agents.

“Restricted Period” shall have the meaning given to such term in Section 5.5(b).

“Retained Interest” shall have the meaning given to such term in Section 2.8.

“Sales Contracts” shall have the meaning given to such term in Section 2.1(a)(x).

“Seller” shall have the meaning given to such term in the preamble of this Agreement.

“Seller Indemnified Party” shall have the meaning given to such term in Section 7.2.

“SKU” means stock keeping unit.

“Solid Ink Business” means any business operated by the Seller which is not included in the Toner Business.

“Straddle Period” shall have the meaning given such term in Section 5.2.

 “Subsidiary” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.

“Taxes” means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii)  any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii) or (iii).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Territory” shall have the meaning given to such term in Section 5.5(b).

“Toner Business” means the business of making or having made, selling, distributing, marketing and supporting the Toner Products as historically and currently conducted by the Seller.

“Toner Products” means the products, together with the applicable SKU, set forth on Schedule 1.1.

“Transition Services Agreement” shall mean a Transition Services Agreement between the Seller and Katun to be executed in connection with Closing in the form attached hereto as Exhibit C.

“Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition (including exhibits and schedules thereto), including, but not limited to, the Dormant Patent Side Letter, the Master Distribution Agreement, the Intellectual Property Assignments, the License Agreement, the Transition Services Agreement, the Escrow Agreement, the Bill of Sale and the Assumption Agreement.

“U.S. Inventory” shall mean, to the extent located anywhere except the Netherlands, (i) all raw materials used in the manufacture of the Toner Products owned by the Seller and (ii) all partially completed and finished Toner Products owned by the Seller, in each case, as of the Closing Date.

“Vendor Contracts” shall have the meaning given to such term in Section 2.1(a)(x).

1.2 Interpretation. Unless the context otherwise requires, the terms defined in this ARTICLE 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE 2. Purchase and Sale of Purchased Assets

2.1	Purchased Assets.

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, at the Closing the Seller shall sell, convey, transfer, assign and deliver to Katun, and Katun shall purchase and acquire from the Seller, free and clear of all Liens and IP

Encumbrances, all of the Seller’s right, title and interest in and to the following assets, including the assets listed on Schedule 2.1(a) (collectively, the “Katun Purchased Assets”):

(i) all of the machinery, tooling, designs, molds and other assets used exclusively in connection with the manufacture or production of the Toner Products;

(ii) all books and records necessary to operate the Toner Business (or in the case of any such books and records that are not exclusively used in the Toner Business, a copy of such books and records), including (i) any and all intellectual property clearance opinions and product specifications, developments, improvements, revisions or modifications and (ii) an extract of the information regarding the Toner Business customers, vendors, Toner Products and sales history from the Seller’s Great Plains ERP System, but expressly excluding the financial records of Seller or its parent, Media Sciences International, Inc., which have been included in any publicly available filings made with the federal Securities and Exchange Commission;

(iii) all benefits associated with the pre-paid expenses related to the Toner Business;

(iv) all goodwill and other intangible properties with respect to the Toner Business;

(v) the Business Name, including the sole and exclusive right to own and use the Business Name;

(vi) all (i) customer contact lists (including any marketing lists or lists used for the purpose of developing new customers) and related contact information, (ii) customer pricing lists, (iii) vendor contact information and (iv) vendor pricing lists, in each case, utilized in the Toner Business at any time during the twelve (12) month period prior to the date hereof; provided that Seller may retain a copy of such lists and information for Seller’s use in the Solid Ink Business to the extent such lists and information are currently used in the Solid Ink Business;

(vii) all material written customer or vendor correspondence related to the Toner Business received or delivered during the twelve (12) month period prior to the date hereof;

(viii) the U.S. Inventory and any original warehouse receipts related thereto;

(ix) all Proprietary Rights used exclusively in connection with the Toner Business and the development, manufacturing, marketing, design, sale, distribution and use of the Toner Products (collectively, together with the Business Name, the “Acquired Intellectual Property”), and all rights to prosecute and maintain the Acquired Intellectual Property rights, all rights to apply for or seek registration of any of the Acquired Intellectual Property rights, all rights to sue for or assert claims against and remedies against past, present or future infringements, misappropriations, or violations of any or all of the Acquired Intellectual Property rights and all rights of priority and protection of interests therein and to retain any and all amounts therefrom; and

(x)  all rights of the Seller under Contracts with its customers for the purchase and sale of Toner Products (the “Sales Contracts”), all rights of the Seller under Contracts with its vendors for the supply of Inventory (the “Vendor Contracts”), all rights of the Seller under unpaid purchase orders with its vendors for the supply of Inventory that has not been received by the Seller as of the Closing (the “Pending Vendor Purchase Orders”), all rights of the Seller under customer purchase orders that have not been invoiced and have not been fulfilled by the Seller as of the Closing (the “Pending Customer Purchase Orders”) and all rights of the Seller under Contracts included in the Acquired Intellectual Property (“IP Contracts”) (the Sales Contracts, Vendor Contracts, Pending Vendor Purchase Orders, Pending Customer Purchase Orders and IP Contracts are sometimes hereinafter referred to, collectively, as the “Assumed Contracts”).

(b) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, at the Closing the Seller shall sell, convey, transfer, assign and deliver to EDC, and EDC shall purchase and acquire from the Seller, free and clear of all Liens and IP Encumbrances, all of the Seller’s right, title and interest in and to the following assets, including the assets listed on Schedule 2.1(b) (collectively, the “EDC Purchased Assets” and together with the Katun Purchased Assets, the “Purchased Assets”):

(i) the Netherlands Inventory and any original warehouse receipts related thereto.

2.2 Excluded Assets. All of Seller’s assets not expressly identified in Section 2.1 above (collectively, the “Excluded Assets”) shall not be sold, conveyed, assigned, transferred or delivered to Purchasers at the Closing.

2.3 Excluded Liabilities. Except for Katun’s assumption of the Assumed Liabilities (as defined in Section 2.4), the Seller shall transfer the Purchased Assets to the Purchasers on the Closing Date free and clear of all Liens, IP Encumbrances and all Liabilities, and the Purchasers shall not, by virtue of their purchase of the Purchased Assets, assume or become responsible for any Liabilities of the Seller or any other Person of any kind, character or description, whether accrued, absolute, contingent or otherwise, including, without limitation, any Liability of the Seller for Taxes (including any Liability of the Seller for Taxes arising in connection with the consummation of the transaction contemplated by this Agreement, any Liability of the Seller for unpaid Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar Law) as a transferee or successor, by contract, or otherwise) or any other Liability for Taxes with respect to the Purchased Assets for Pre-Closing Tax Periods (collectively, the “Excluded Assets”).  Except for Assumed Liabilities, Katun hereby expressly disclaims any express or implied assumption of any Liabilities of the Seller. EDC hereby expressly disclaim any express or implied assumption of any Liabilities of the Seller.

2.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Katun shall, at Closing, assume and pay, perform and discharge in accordance with their terms only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):  all of the Seller’s Post-Closing Liabilities pursuant to each Assumed Contract set forth on Schedule 2.1(a)(x) (to the extent such Assumed Contracts are properly and effectively assigned to Katun), but excluding, in each case, any other Liability relating to or arising out of such Assumed Contracts as a result of any transaction, status, event, condition, occurrence or situation existing, occurring or arising on or prior to the Closing .  Notwithstanding the foregoing, Katun shall accept product returns following the Closing and  shall assume Seller’s liability for refunds or replacements associated with such returns, but only to the extent such product returns and the liability for refunds or replacements associated with such returns are (i) in the ordinary course of business and (ii) do not exceed (x) an aggregate value of $30,000 in any individual month or (y) an aggregate value of $90,000 for all periods following the Closing; provided that product returns and the liability for refunds or replacements associated with such returns shall not be included in such amounts if (A) the product being returned is undamaged and has no quality issues and (B) after receipt of such return Katun has stock on hand of such product that will satisfy less that one (1) years sales requirements based sales for the prior 12 months; provided further that the conditions set forth in subparagraph (B) shall not apply to any returns which have been expressly authorized in writing by Katun as an accommodation to complete sales of any of Katun's other products to the customer returning such products.

2.5	Purchase Price; Payment of Purchase Price; Payment of Escrow Amount.

(a) At the Closing, in consideration of Seller’s sale of the Purchased Assets to Purchasers, Katun will assume the Assumed Liabilities and Purchasers will pay to Seller the Closing Purchase Price as provided in this Section 2.5.  The term “Closing Purchase Price” means (i) $11,042,500, plus (ii) the amount, if any, by which the Estimated Inventory Value exceeds $4,656,400.60 minus (iii) the amount, if any, by which the Estimated Inventory Value is less than $4,212,933.88.

(b) The term “Final Purchase Price” means (i) $11,042,500, plus (ii) the amount, if any, by which the Inventory Value as determined pursuant to Section 2.5(f) exceeds $4,656,400.60 minus (iii) the amount, if any, by which the Inventory Value is less than $4,212,933.88.

(c) Schedule 2.5(c) sets forth the Seller’s good faith estimate of the Inventory Value (the “Estimated Inventory Value”), including the amount of Inventory by SKU number, and the Inventory Value and Inventory Reserve for each such item.

(d) Purchasers shall pay the Closing Purchase Price less the Escrow Amount at the Closing, and such payment shall be made via wire transfer of immediately available funds from the Purchasers to an account specified by the Seller prior to the Closing.

(e) Purchasers shall deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(f) Post Closing Adjustment.  The Closing Purchase Price shall be subject to adjustment following the Closing as follows:

(i) On the day following the Closing Date and at Purchasers’ expense, Grant Thornton, in conjunction with Seller and Ziergler, shall make a physical count of the Inventory and Seller shall cooperate with Grant Thornton and provide Grant Thornton with access to the Inventory (including any Inventory in third party warehouses).

(ii) As promptly as practicable, but in no event later than thirty (30) days after the Closing Date, Baker Tilly shall deliver to the Seller and the Purchasers a statement (the “Inventory Statement”) which, using Grant Thornton’s final determination of the Inventory by location, sets forth Baker Tilly’s final determination of the Inventory Value, the Inventory Reserve and the Final Purchase Price, each solely in accordance with the definitions and terms of this Agreement.  Seller and Purchaser shall cooperate with Baker Tilly and provide Baker Tilly access to Seller’s and Purchaser's books and records regarding the Inventory, the Estimated Inventory Value and the Inventory Reserve.  Baker Tilly will provide Seller seven (7) days prior notice with respect to requests for information.  The Inventory Statement and the Inventory Value and the Final Purchase Price set forth therein will be final and binding on the Parties hereto.

(g) Payment of Purchase Price Adjustment.

(i) If the Final Purchase Price (as finally determined pursuant to Section 2.5(f)) is greater than the Closing Purchase Price, Purchasers (or its designee) shall make payment by wire transfer to the Seller of the amount of such difference.  If the Estimated Purchase Price is greater than the Final Purchase Price (as finally determined pursuant to Section 2.5(f)), the Seller shall make payment by wire transfer to the Purchaser (or its designee) of the amount of such difference (the “Adjustment Amount”); provided, that at the Purchasers’ election, the Seller and Katun shall cause the Escrow Agent to pay to the Purchasers the Adjustment Amount (up to the amount of the Escrow Amount) from the escrow fund established pursuant to the Escrow Agreement, in which case the Seller shall replenish such escrow fund by depositing an amount equal to the Adjustment Amount into such escrow fund within five (5) business days of such payment.

(ii) Any amount to be paid pursuant to Section 2.5(f) will be paid within five (5) business days of the Inventory Statement and Inventory Value being deemed final pursuant to Section 2.5(f) and will be treated as an adjustment to the Purchase Price for all purposes.

2.6 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP in Chicago, Illinois, at 2:00 p.m. CST on the date hereof (the “Closing Date”).  The Parties hereby agree to deliver at the Closing such documents, certificates and other instruments as are set forth in ARTICLE 6 hereof and as may reasonably be required to effect the transfer and assignment by the Seller of the Purchased Assets and to consummate the Acquisition.  All events which shall occur at the Closing shall be deemed to occur simultaneously.

2.7 Transfer Taxes.  The Seller and the Purchasers agree to cooperate in securing any available exemptions from any sales, use, transfer and similar Taxes (including any bulk sales Taxes) on the transfer of the Purchased Assets hereunder.

2.8 Assignment of Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment of any Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) contemplated hereunder is not permitted by applicable Law or the terms of the agreement governing such Interest or is not permitted without the consent of any Person which consent has not been obtained at or prior to the Closing, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest unless and until such Interest (a “Retained Interest”) can be sold, conveyed, transferred or assigned or such consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such consent, whereupon it shall cease to be a Retained Interest.

2.9 Tax Withholding. The Purchasers shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold from the Seller with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law relating to Taxes.  To the extent that amounts are so withheld by the Purchasers, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Purchasers.

ARTICLE 3. Representations and Warranties of Seller

As a material inducement to Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to Purchasers, that:

3.1 Organization and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(a) Subsidiary Asset Ownership.  Except as identified on Schedule 3.1(a), no Subsidiary or Affiliate of the Seller has any ownership, leasehold or other interest in any of the Purchased Assets.

(b) Organization Documents.  The organizational documents of Seller are in full force and effect.  The Seller is not violation in any material respect of any of the provisions of its organizational documents.  The Seller is not violation of any of the provisions of its organizational documents that would adversely affect (i) the Purchased Assets, (ii) the Acquisition or (iii) the other transactions contemplated by the Transaction Documents.

3.2 Authority Relative to this Agreement.  The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation by the Seller of the Acquisition has been duly and validly authorized by all necessary corporate action of the Seller, and no other corporate proceedings or action on the part of Seller or any holders of the Seller’s capital stock or other security holders are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each such agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.3 No Conflict.  The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not: (a) conflict with or violate or constitute a default under any provision of its organizational documents or any resolutions adopted by its board of directors or stockholders; (b) conflict with or violate or result in a breach of or default under any provision of any Law or Order applicable to the Seller or by which any of the Purchased Assets or the Seller is subject, bound or affected in any respect; (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration, consent, notice or cancellation pursuant to any Contract, understanding, commitment, license, permit, or other instrument or obligation to which the Seller is a party or by which the Seller is bound or which relate to the Purchased Assets; or (d) result in the creation of a Lien on any of the Purchased Assets.

3.4 Filings and Consents.  Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the other Transaction Documents by the Seller does not, and the performance by the Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by the Seller with or notification by the Seller to, any Governmental Authority or other Person.

3.5	Intellectual Property.

(a) Disclosure of Proprietary Rights.  Schedule 2.1 contains a true and complete list of all of the Proprietary Rights used by Seller exclusively in (i) conducting the Toner Business or (ii) the development, manufacturing, marketing, design, sale, distribution and use of the Toner Products and, to the extent there is a pending application or registration in force which corresponds thereto, includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of such applied for or registered Proprietary Rights within twelve (12) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and payments.  All fees, payments and filings due as of the Closing Date with respect to all of the Acquired Intellectual Property set forth on Schedule 2.1 have been duly made, and the due dates specified on Schedule 2.1 are accurate and correct.

(b) Ownership; No Encumbrances.  Except as set forth on Schedule 2.1, the Seller is the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens and IP Encumbrances), or has a valid, enforceable and transferable license to make, use and/or sell the Acquired Intellectual Property.  Schedule 2.1 sets forth the parties to and date of each license to use Acquired Intellectual Property.

(c) Use of Acquired Intellectual Property.  Except as set forth on Schedule 3.5(c), the Seller has not used and does not use the Acquired Intellectual Property other than in connection with the Toner Business and Toner Products and, except as set forth on Schedule 3.5(c), the Seller does not own or possess any Proprietary Rights used exclusively in (i) conducting the Toner Business or (ii) the development, manufacturing, marketing, design, sale, distribution and use of the Toner Products that are not included in the Acquired Intellectual Property.

(d) Agreements Related to the Seller’s Proprietary Rights.

(i) Disclosure of Proprietary Rights Agreements.  Schedule 3.5(d)(i) lists all Contracts, licenses and other arrangements relating to the Acquired Intellectual Property as follows: (A) granting any Person any rights or licenses under the Acquired Intellectual Property, including the right to make, have made, manufacture, use, sell, offer to sell, distribute, reproduce, modify, import, export, or otherwise distribute any product or software, with or without the right to sublicense the same; (B) granting any Person any covenant not to assert/sue or other immunity from suit under or any other rights to the Acquired Intellectual Property; (C) by which the Seller grants any ownership right or title to any Proprietary Rights or by which the Seller is assigned or granted an ownership interest in any Proprietary Rights other than agreements with employees and contractors that assign or grant to the Seller ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (D) under which the Seller grants or receives an option or right of first refusal relating to the Acquired Intellectual Property or any Proprietary Rights owned by a third Person that are used in connection with the Toner Business or Toner Products; or (E) limiting the Seller’s ability to use, practice or exploit the Purchased Assets in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Purchased Assets, including any covenant not to compete.

(ii) Royalties.  The Seller has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of the Purchased Assets.

(iii) Open Source Software.  The Purchased Assets do not contain, include, embed, rely on, call upon, link to, or incorporate any Open Source Software.  To the Knowledge of the Seller, none of the Acquired Intellectual Property Rights are infringed by any software that is Open Source Software.

(e) No Third Party Rights in Purchased Assets.

(i) No Joint Ownership.  The Seller does not jointly own any of the Purchased Assets with any other Person, and the Seller is the sole and exclusive owner of all legal and equitable title to the Purchased Assets.

(ii) No Employee Ownership.  No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Seller has any right, title or interest in, to or under any of the Purchased Assets that have not been irrevocably assigned or transferred to a Seller to the extent permitted pursuant to applicable Laws.

(iii) No Challenges.  Except as set forth in Schedule 3.5(e), no Person has challenged or to Seller’s Knowledge threatened to challenge, and no Person has asserted or to Seller’s Knowledge threatened a claim or made or to Seller’s Knowledge threatened to make a demand, nor is there any pending or to Seller’s Knowledge threatened proceeding nor are there any facts which reasonably could be expected to give rise to any such challenge, claim, demand or proceeding which would adversely affect (a) the Seller’s right, title or interest in, to or under the Purchased Assets or (b) any Contract, license or other arrangement under which the Seller claims any right, title or interest under the Purchased Assets or restricts in any material respect the use, manufacture, transfer, sale, delivery or licensing by the Seller of any of the Purchased Assets.  The Seller has not received any notice regarding any such challenge, claim, demand or proceeding.

(iv) No Restrictions.  The Seller is not subject to any proceeding before any Governmental Authority or outstanding decree, order, judgment by any Governmental Authority or any stipulation restricting in any manner the use, transfer or licensing of the Purchased Assets, the use, manufacture, transfer, sale, importation or licensing of any Purchased Assets, or which might affect the validity, use or enforceability of any of the Purchased Assets.

(v) No Infringement by Other Persons.  To Seller’s Knowledge, the Purchased Assets have not been infringed or misappropriated by any Person and to Seller’s Knowledge there is no unauthorized use, disclosure or misappropriation of the Purchased Assets by any Person, including any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Seller.  The Seller has not sent any notice or letter to any Person alleging such Person is infringing any of the Purchased Assets or inviting such Person to negotiate a license with Seller under any of the Purchased Assets.

(f) No Infringement by the Seller.  None of the Toner Products, the Acquired Intellectual Property, the operation of the Toner Business or the use, practice or exploitation of the Purchased Assets has or does infringe, constitute contributory infringement, inducement to infringe, misappropriation or other violation of any Proprietary Rights of any Person.  Except as set forth on Schedule 3.5(f), no Person has asserted or threatened a claim, and there are no facts which could reasonably be expected to give rise to a claim, nor has the Seller received any notification, that the Toner Business, the Toner Products, Acquired Intellectual Property or the use, practice or exploitation of the Purchased Assets by the Seller prior to the Closing Date infringes, constitutes contributory infringement, inducement to infringe, misappropriation or other violation of the Proprietary Rights of any Person.  Except as set forth on Schedule 3.5(f), no Person has notified the Seller that the Seller requires a license to any of such Person’s Proprietary Rights in connection with the use, practice or exploitation of the Purchased Assets and Seller has not received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights with respect to the use, practice or exploitation of the Purchased Assets.

(g) Trademarks, Patents and Copyrights.

(i) The Seller is listed in the records of the appropriate U.S., state or foreign registry as the sole and current owner of record for each Trademark application and registration, Patent application and registration, and Copyright application and registration listed on Schedule 2.1.

(ii) There has never been any claim, suit, arbitration or other adversarial proceeding before any Governmental Authority in any jurisdiction, nor is there any valid basis for any such claim, suit, arbitration or other adversarial proceeding, nor to Seller’s Knowledge is any such claim, suit, arbitration or other adversarial proceeding threatened, (A) involving the Acquired Trademarks, Acquired Patents, or Acquired Copyrights or (B) challenging the ownership, use, validity, enforceability or registrability of any of the Acquired Trademarks, Acquired Patents, or Acquired Copyrights.  There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations to which the Seller or any of its executive officers is subject or a party or the existence of which the Seller is otherwise aware that (1) restrict its rights to use or enforce any Acquired Trademarks, Acquired Patents, or Acquired Copyrights, (2) restrict its business in order to accommodate another Person’s Proprietary Rights or (3) permit any Person to use any Acquired Trademarks, Acquired Patents, or Acquired Copyrights;

(h) Trade Secrets.  The Seller has taken commercially reasonable measures to protect and maintain the confidentiality of all Acquired Trade Secrets.

(i) No Government Funding.  No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any of the Purchased Assets.

(j) No Limits on the Purchasers.  The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on the Purchasers’ right, title or interest in or to the Purchased Assets.  Immediately subsequent to the Closing, the Acquired Intellectual Property will be owned by or available for use by Katun on terms and conditions identical to those under which Seller owned or used the Acquired Intellectual Property immediately prior to the Closing.

(k) Third Party IP License and Software Agreements.  Except as set forth on Schedule 3.5(k), no Proprietary Rights owned by the Seller or any other Person other than the Acquired Intellectual Property are required to use, sell, offer to sell, distribute, reproduce, modify, import, export, or otherwise distribute the Purchased Assets.

(l) Prior Activities.  Except as set forth on Schedule 3.5(l), the Acquired Intellectual Property and the services delivered under the Transition Services Agreement constitute all of the Proprietary Rights necessary to conduct the Toner Business in the same manner as the Toner Business was conducted by the Seller during the twelve (12) month period prior to Closing.

3.6 Environmental and Safety Matters.  Except as set forth on Schedule 3.6, the Seller, to the best of its Knowledge: (a) has obtained all permits, licenses and other authorizations required by any Environmental Law, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; (b) has materially complied with (i) all terms and conditions of such permits, licenses and authorizations, (ii) all applicable provisions of the Environmental Laws, and (iii) the provisions of all applicable administrative and court orders and judgments to which it is subject; and (c) knows of no events or conditions that may prevent the continued compliance with all applicable permits Environmental Laws or orders, or that may give rise to Liability related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or discharge of any Hazardous Materials on-site.  Seller has not received any notice, report, or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities arising under Environmental Laws relating to the Purchased Assets, the Toner Business or otherwise and there is no environmental litigation, administrative or judicial proceeding or order, consent decree, or investigation pending or threatened against the Seller.

3.7 Compliance with Laws.  The Seller is not, and has not been at any time during the three (3) year period prior to the date hereof, in conflict in any material respect with, or in default or violation in any material respect of, or in receipt of any written notice alleging any conflict, default or violation of, any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority; or (b) Laws of any Governmental Authority, that would adversely affect the Toner Products, the Toner Business, the Purchased Assets or the Seller’s ability to consummate the transactions contemplated hereby.

3.8 Assets.  The Seller is the sole and exclusive owner of and has good and marketable title to all of the Purchased Assets, free and clear of all Liens and IP Encumbrances.  The Bill of Sale and Assumption Agreement and the endorsements, assignments and other instruments to be executed and delivered by the Seller to Purchasers at the Closing will effectively transfer to Purchasers good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Liens and IP Encumbrances.  All items of personal property contained in the Purchased Assets are in good condition and repair and are useable in the ordinary and usual course of business consistent with past custom and practice and none of the items of Personal Property require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice and none of such personal property of Seller is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Seller.  No unreleased mortgage, trust deed, chattel, mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.  Except as set forth on Schedule 3.8, the Purchased Assets include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, used by the Seller exclusively in, or in Seller’s reasonable judgment, material to, the Toner Business.

3.9 Claims and Proceedings.  There is no outstanding Order of any Governmental Authority against or involving the Seller with respect to the Toner Products, the Toner Business, the Purchased Assets or the transactions contemplated hereby.  Except as set forth on Schedule 3.9, there is no, and in the past five years there has not, been any, suit, action, proceeding, investigation, complaint, claim, charge or order pending or, to Seller’s Knowledge, threatened against the Seller, or to which the Seller is otherwise a party, before any Governmental Authority, with respect to, related to, affecting or involving the Toner Business, the Toner Products, the Purchased Assets or the transactions contemplated hereby.

3.10 Contracts.  Other than the Assumed Contracts and except as set forth on Schedule 3.10, no Seller is a party to any Contract with respect to the Toner Products, the Toner Business or the Purchased Assets.  The Seller has delivered or made available to Katun a correct and complete copy of each Assumed Contract.  No Seller is in default, and to Seller’s Knowledge no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any party to any Assumed Contract.  No Seller has, and to the Seller’s Knowledge, no other party thereto has, repudiated any material provision of any Assumed Contract.  Each of the Assumed Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.  Each Assumed Contract was effected on market terms in arm’s length negotiations.

3.11 Affiliated Transactions.  Except as set forth on Schedule 3.11, no officer, director, stockholder, employee or Affiliate of the Seller, or, to the Seller’s Knowledge, any

individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest, is a party to any Contract, commitment or transaction with the Seller relating to the Toner Business or has any interest in any property used (including any Proprietary Rights) in the Toner Business.

3.12 No Broker.  Except for Seller’s broker, WY Campbell, the fees for which shall be the sole obligation of the Seller, the Seller has not employed any broker, finder or agent or incurred and will not incur, any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.13 Solvency.  No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, the Seller (other than as a creditor) or any of the Purchased Assets are pending or are being contemplated by the Seller, or are, insofar as the Seller has any Knowledge, being threatened against the Seller by any other Person, and no Seller has made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.  The Seller reasonably believes that immediately after giving effect to the consummation of the Acquisition the Seller will be able to pay its obligations as they become due.

3.14	Taxes and Tax Returns.

(a) The Seller has timely filed all Tax Returns it was required to file and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations.

(b) The Seller has paid to the appropriate Governmental Authority all Taxes owed by Seller (whether or not show shown on any Tax Return).

(c) Except as set forth in Schedule 3.14(c), the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) There is no dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller (and employees responsible for Tax Matters of the Seller) has knowledge based upon personal contact with any agent of such authority.  The Seller has settled all disputes or claims concerning Taxes have settled and all amounts determined by settlement have been paid.

(e) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) There are no pending or, to the Seller’s Knowledge, threatened, Tax audits of the Seller.

(g) The Seller has complied with all applicable Laws relating to the withholding and payment of any Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder.

(h) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.  No Seller is a party to any Tax allocation or sharing agreement.  No Seller (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Seller) and (B) has any Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or non U.S. law), as a transferee or successor, by contract, or otherwise.

(i) No Seller is or has been a party to any “reportable transaction,” as defined in section 6706A(c)(1) of the Code and Treasury Regulation 1.6011-4(b).

(j) Any Assumed Liability that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with section 409A of the code and the applicable guidance issued thereunder in all respects.  No Seller has any obligation to indemnify any Person for any Taxes imposed under sections 4999 or 409A of the Code.

3.15	Inventory.

(a) Schedule 3.15(a) sets forth (i) the Pre-Closing Inventory by SKU line item, (ii) the Pre-Closing Inventory Value by SKU line item and (iii) the calculation of Pre-Closing Inventory Reserve.

(b) The Pre-Closing Inventory Value and Pre-Closing Inventory Reserve were calculated in accordance with GAAP, consistently applied, as reflected in Seller’s historical audited financial statements.

(c) All of the Inventory included in the Purchased Assets, except to the extent of the Inventory Reserve, consists of a quantity and quality usable and salable in the ordinary course of business, and is not obsolete, defective, damaged or slow-moving or no longer merchantable.

3.16	Customers; Suppliers.

(a) Schedule 3.16(a) is a complete and correct list of the ten (10) largest customers (each a “Material Customer”) of the Toner Business for each of the two most recent fiscal years and sets forth opposite the name of each Material Customer the amount of net sales attributable to such Material Customer during such period.  Except as set forth on Schedule 3.16(a), in the last twelve (12) months, no Material Customer has (i) cancelled, materially decreased or otherwise modified, or threatened in writing to cancel, materially decrease or otherwise modify its Relationship with the Seller with respect to the Toner Business or (ii) materially delayed or postponed any payment owed to the Seller.  Except as set forth on Schedule 3.16(a), the Seller has not received any written notice and the Seller has no Knowledge (i) that any Material Customer intends to cancel, materially decrease or otherwise modify its Relationship with the Seller or Purchasers or its purchase of Toner Products or (ii) that any Material Customer has or will fail to comply with Seller’s credit limits or payment terms.

(b) Schedule 3.16(b) is a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of the Toner Business (each a “Material Vendor”) for each of the two most recent fiscal years and sets forth opposite the name of each Material Vendor the amount paid to such Material Vendor during such period.  Except as set forth on Schedule 3.16(b), in the last twelve (12) months, no Material Vendor has cancelled, terminated or modified, or threatened to cancel, terminate or modify its Relationship with the Seller with respect to the Toner Business.  Except as set forth on Schedule 3.16(b), the Seller has not received any notice and the Seller has no Knowledge (i) that any Material Vendor intends to cancel, terminate or otherwise modify its Relationship with Seller or Purchasers or (ii) that any Material Vendor has become or will no longer be a viable supplier.

3.17 Employees.  Schedule 3.17 sets forth all employees of the Seller materially involved in the Toner Business.

3.18 Financial Information.  All of the financial information with respect to the Toner Business provided by Seller to Purchasers during the period from August 14, 2010 to the date hereof, has been based on information contained in the books and records of the Toner Business (which books and records are correct and complete in all material respects) and fairly and accurately presents, in all material respects, the financial condition and results of operations of the Toner Business as of the times and for the periods referred to therein.  Since December 31, 2009, the Seller has operated the Toner Business in the ordinary course consistent with past practice and there has not been any material adverse change in the assets, financial condition, operating results, value of the Purchased Assets or customers or suppliers of the Toner Business.

3.19 Permits.  Schedule 3.19 sets forth all governmental permits (including all licenses, regulatory consents, franchises, permits, privileges, immunities, approvals and other authorizations of any Governmental Authority) (the “Permits”) the Seller owns, holds or possesses, in respect of the Toner Business, which are necessary to entitle the Seller to own or lease, operate or use the Purchased Assets or to carry on and conduct the Toner Business as currently conducted.  To the Knowledge of the Seller, there is no suit, action, proceeding, investigation, complaint, claim, charge or Order threatening to revoke, modify or otherwise fail to renew any Permit.  To the Seller’s Knowledge it is in compliance in all material respects with each Permit.

3.20 Product Warranty.  Except as set forth on Schedule 3.20, each Toner Product sold and/or delivered by Seller has conformed in all material respects with all applicable contractual commitments and all express and implied warranties.  There is no basis for any present or, to the Seller’s Knowledge future, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any material Liability for replacement or repair thereof or other damages in connection therewith.  Schedule 3.20 includes copies of the standard guaranty, warranty, and indemnity provisions applicable to the Toner Products sold by the Seller.  No Toner Products sold or delivered are subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions set forth on Schedule 3.20, except as otherwise disclosed therein or provided by applicable Law.

3.21 Product Liability.  Except as set forth on Schedule 3.21, the Seller, has no material Liability (and there is no basis for any present or to the Seller’s Knowledge future, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Toner Products.

3.22 Disclosure.  To Seller’s Knowledge, none of the representations and warranties of Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchasers as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements contained herein or therein not misleading.  To Seller’s Knowledge, there is no fact that has not been disclosed to Purchasers in writing which materially adversely effects or could reasonably be expected to materially adversely effect the Toner Products, the Toner Business, the Purchased Assets or the Seller’s ability to consummate the transactions contemplated hereby.

ARTICLE 4. Representations and Warranties of Purchasers

As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchasers hereby represent and warrant to the Seller, that:

4.1 Formation and Qualification.  Katun is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  EDC is an entity duly organized and validly existing under the Laws of the Netherlands and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Katun is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.  EDC is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2 Authority Relative to this Agreement.  The Purchasers have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which each of them is a party, to perform their respective obligations hereunder and to consummate the Acquisition.  The execution and delivery of this Agreement and each of the other Transaction Documents, as applicable, by the Purchasers and the consummation by the Purchasers of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of the Purchasers are necessary to authorize this Agreement or to consummate the Acquisition.  This Agreement and the other Transaction

Documents have been or will be duly executed and delivered by the Purchasers, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms.

4.3 No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by the Purchasers, as applicable, do not, and the performance by the Purchasers of their obligations hereunder and the consummation of the Acquisition will not: (i) conflict with or violate any provision of the Purchasers’ organizational documents, each as amended to date, or any resolutions adopted by its board of directors, managing director or stockholders; or (ii) conflict with or violate any Law or Order applicable to each Purchaser or by which each Purchaser is bound or affected.

4.4 Required Filings and Consents.  Except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the other Transaction Documents by the Purchasers, as applicable, do not, and the performance by the Purchasers of their obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, exemption, authorization or permit of, or filing by the Purchasers with or notification by the Purchasers to, any Governmental Authority or other Person.

4.5 No Broker.  Purchasers have not employed any broker, finder or agent or incurred and will not incur, any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Disclosure.  To Purchasers’ knowledge, none of the representations and warranties of Purchasers set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements contained herein or therein not misleading.  To Purchasers’ knowledge, there is no fact that has not been disclosed to the Seller in writing which materially adversely affects or could reasonably be expected to materially adversely affect the Purchasers’ ability to consummate the transactions contemplated hereby.

ARTICLE 5. Post-Closing Covenants

5.1 Further Assurances.  The Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other actions as the Purchasers or their counsel may reasonably request in order (i) to confirm or evidence the transfer to Purchasers of the Purchased Assets, (ii) to put the Purchasers in possession of, and to vest in the Purchasers, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement. Katun hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as the Seller or its counsel may reasonably request in order to assume all of the Assumed Liabilities and to consummate the Acquisition in accordance with this Agreement.

5.2 Taxes and Tax Returns. The Seller shall timely file or timely request extensions to file all Tax Returns with respect to the Purchased Assets required to be filed by them for all taxable periods ending on or before the Closing Date and all such Tax Returns will be, when filed, true, correct and complete in all material respects and will be, when filed, prepared in substantial compliance with all applicable Laws.  The Seller will pay all Taxes imposed on the Seller or for which the Seller is or will be liable with respect to the Purchased Assets, whether to taxing authorities or to other persons (pursuant to a tax sharing agreement or otherwise), for the Pre-Closing Tax Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes of the Seller (other than any Taxes based on or measured by income or receipts of the Seller) for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  The Seller agrees, upon request, to use its best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.3 Trade Names.  The Seller shall not use, or permit any of its Affiliates to use, and shall not license or permit any third party to use, the names, logos, trade names, trademarks or service marks which constitute Purchased Assets under this Agreement, or any names or logos confusingly similar thereto or any translations or derivatives thereof in any manner anywhere in the world after Closing, except pursuant to the License Agreement.

5.4 Accounts Receivable. Seller shall promptly forward to Katun any and all proceeds received with respect to the Post-Closing Accounts Receivable and Katun shall promptly forward to Seller any and all proceeds received with respect to the Pre-Closing Accounts Receivable.

5.5	Restrictive Covenants.

(a) Acknowledgment.  The Seller agrees and acknowledges that in order to assure Purchasers that the Toner Business and the Purchased Assets will retain their value, it is necessary that each Seller undertakes not to utilize its special knowledge of the Toner Business and its relationship with clients or customers to compete with Purchasers.

(b) Non-Compete.  The Seller hereby agrees that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), it shall not, directly or indirectly, as an agent, consultant, director, equityholder, manager, co-partner or in any other capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the world (the “Territory”) in any business substantially similar to the Toner Business; provided, however, that nothing contained herein shall be construed to prevent the Seller from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market so long as such Seller is not involved in the business of said corporation and such Seller does not own more than two percent (2%) of the stock of such corporation.

(c) Interference with Relationships.

(i) During the Restricted Period, each Seller shall not, directly or indirectly, as agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Katun, employ, engage, recruit or solicit for employment or engagement, any Person employed or engaged by Purchasers or any of their Affiliates, or otherwise seek to influence or alter any such Person’s relationship with any of the foregoing during the period such Person is employed by Purchasers or any of their Affiliates or for the six month period following termination of such Person’s employment with Purchasers or any of their Affiliates.

(ii) The Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers and other business associates from maintaining the same business relationships with the Purchasers or any of their Affiliates after the date of this Agreement as were maintained with the Seller with respect to the Toner Business prior to the date of this Agreement.

(d) Confidential Information.  From the date hereof and thereafter, the Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Purchasers, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information.  At the Closing, Seller shall deliver promptly to Purchasers all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  As used in this Section 5.5(d), “Confidential Information” shall mean any information relating to (i) this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or (ii) the Toner Business, the Toner Products, the Purchased Assets or the business or affairs of Purchasers, including, without limitation, information relating to client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of the Seller and Confidential Information shall not include information about the customers or vendors of the Toner Business to the extent such information is used by the Seller in its Solid Ink Business.  The Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Toner Business.  Notwithstanding anything to the contrary contained in this Section 5.5(d), the Seller shall not be prohibited from making any disclosures to any Governmental Authority that it is required to make by Law, or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender of the Seller, and neither the Seller nor any of their Affiliates shall be prohibited from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a business; provided, however, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential in accordance with the terms of this Section 5.5(d) hereof; and provided, however, that the Seller shall provide Purchasers reasonable advance notice of any permitted disclosure of Confidential Information except where the provision of such advance notice is not permissible.

(e) Enforceability; Blue-Pencil.  Each of the Seller and Purchasers recognize that the territorial, time and scope limitations set forth in this Section 5.5 are reasonable and are properly required for the protection of the Purchasers’ legitimate interest in client relationships, goodwill and trade secrets of the Toner Business.  In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchasers and Seller agree, and each of them submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

(f) Purchasers’ Remedies.  The Seller acknowledges and agrees that the covenants set forth in Sections 5.5(b), 5.5(c) and 5.5(d) are reasonable and necessary for the protection of Purchasers’ business interests, that irreparable injury will result to Purchasers if the Seller breaches any of the terms of Sections 5.5(b), 5.5(c) or 5.5(d), and that in the event of the Seller’s actual or threatened breach of any of the provisions contained in Sections 5.5(b), 5.5(c) or 5.5(d), Purchasers will have no adequate remedy at Law.  The Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in Sections 5.5(b), 5.5(c) or 5.5(d), Purchasers shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Purchasers from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages which they are able to prove.

5.6 Public Announcements.  From and after the date of this Agreement, the Purchasers and the Seller agree not to make any public announcement or other public disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other Party as to form, content and timing; provided, however, that such consent shall not be unreasonably withheld and delayed; provided, further, that nothing contained herein shall be construed to prevent either Party from making such public announcements as may be required by Law after giving notice of its intent to do so and an opportunity to review such announcement to the other Party.

5.7 Expenses.  Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the applicable Seller when due, and such Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.8 Allocation of Purchase Price.  Purchasers shall prepare an allocation of the Final Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), which allocation shall be binding upon Purchasers and the Seller.  Purchasers shall deliver such allocation to the Seller within 120 days after the Closing Date.  Purchasers and the Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchasers.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchasers may reasonably request to prepare such allocation.  Neither Purchasers nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE 6. Closing Deliveries

6.1	Purchasers Closing Deliveries. At or prior to the Closing:

(a) Purchasers shall deliver to the Seller the Closing Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the account or accounts designated by the Seller;

(b) Purchasers shall deliver the Escrow Amount to the Escrow Agent for deposit into the escrow account established pursuant to the terms of the Escrow Agreement;

(c) Katun shall deliver to the Escrow Agent a copy of the Escrow Agreement duly executed by Purchaser;

(d) Purchasers shall deliver to the Seller copies of each Transaction Document duly executed by the applicable Purchaser(s); and

(e) Purchasers shall deliver to the Seller such other documents as are required to be delivered by the Purchasers to the Seller pursuant to this Agreement.

6.2	Seller Closing Deliveries. At or prior to the Closing:

(a) The Seller shall deliver evidence to the Purchasers, in a form reasonably acceptable to the Purchasers, that the Purchased Assets have been released from all Liens or other security interests thereon and the Seller shall have taken all steps necessary to terminate or release the Purchased Assets from all UCC financing statements which have been filed with respect to such Lien or other security interests;

(b) The Seller shall deliver to Purchasers a certificate, dated as of the Closing Date, duly executed by the Secretary, Assistant Secretary or any other executive officer of each Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of such Seller’s organizational documents, and all amendments thereto; and (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by such Seller pursuant hereto;

(c) The Seller shall deliver to Purchasers certificates of good standing from the appropriate state agency, dated as of a date not more than five (5) days prior to Closing Date, certifying that such Seller is in good standing in its state of incorporation;

(d) The Seller shall deliver evidence to the Purchasers, in a form reasonably acceptable to the Purchasers, that all filings, authorizations, consents, notices and approvals required for the consummation of the transactions contemplated hereby have been received;

(e) The Seller shall deliver to Purchasers copies of each Transaction Document to which it is a party duly executed and delivered by such Seller;

(f) The Seller shall deliver to Purchasers a non-competition agreement duly executed by Michael Levin;

(g) The Seller shall deliver to the Escrow Agent a copy of the Escrow Agreement duly executed by the Seller;

(h) The Seller shall deliver to Purchasers all material records and documentation of the Seller relating primarily to the Purchased Assets;

(i) The Seller shall deliver to Katun the Katun Purchased Assets;

(j) The Seller shall deliver to EDC the EDC Purchased Assets;

(k) The Seller shall deliver to Purchasers a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code §1445 stating that no Seller is a “foreign person” as defined in Code §1445; and

(l) The Seller shall deliver to Purchasers such other documents and instruments as may be reasonably requested by the Purchasers to consummate the Acquisition and to carry out the obligations of the Parties hereunder.

ARTICLE 7. Survival; Indemnification

7.1 Indemnification by Seller.  From and after the Closing, the Seller agrees to indemnify, defend and hold harmless Purchasers and its Affiliates and each of their respective Representatives (each, a “Purchaser Indemnified Party”), from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser Indemnified Party for, any and all Liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interest, fines, penalties, damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including, without limitation, reasonable fees and expenses of attorneys, accountants and other experts) (individually, a “Loss” and collectively, the “Losses”) sustained or incurred by such Purchaser Indemnified Party relating to, resulting from, arising out, of or otherwise by virtue of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty of the Seller in this Agreement or in any Transaction Document;

(b) the matters set forth on Schedule 3.5(e) and Schedule 3.5(f);

(c) any non-compliance with or breach of any covenant or agreement by the Seller under this Agreement or the Transaction Documents;

(d) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) that, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties or covenants of the Seller in this Agreement or any Transaction Document; or

(e) any Excluded Liabilities.

(f) provided, that (i) Seller shall not have any liability under clause (a) above (other than with respect to the Fundamental Representations) unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000, at which time Seller shall be liable for the full amount of all such Losses from and including the first dollar of any Losses; (ii) Seller’s aggregate liability under clause (a) above (other than with respect to the Fundamental Representations and Section 3.5) shall in no event exceed $1,100,000; (iii)  Seller’s aggregate liability under clause (a) above with respect to Section 3.5 and under clause (b) above shall in no event exceed $2,000,000; and (iv) Seller’s collective aggregate liability under this Section 7.1 shall in no event exceed the Final Purchase Price (with it being understood, however, that nothing in this Agreement (including this Section 7.1) shall limit or restrict any of the Purchaser Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit or with respect to any willful breach of any representation or warranty made by Seller in this Agreement or any Transaction Document).

7.2 Indemnification by Purchasers.  From and after the Closing, Purchasers agree to indemnify, defend and hold harmless the Seller and its Affiliates and each of their respective Representatives (each, a “Seller Indemnified Party”) from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty of Purchasers in this Agreement or in any Transaction Document;

(b) any non-compliance with or breach of any covenant or agreement by Purchasers under this Agreement or the Transaction Documents;

(c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting the Seller, which if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties or covenants of Purchasers; or

(d) any Assumed Liabilities.

7.3	Indemnification Procedure for Third Party Claims.

(a) Any party making a claim for indemnification under this Agreement (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) the Indemnitor is actually materially prejudiced thereby.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by giving notice to the Indemnitee (the “Defense Notice”) and appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder.

(b) Notwithstanding the foregoing, (1) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor); (2) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim primarily seeks an injunction or other equitable relief against the Indemnitee; (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) the Indemnitee reasonably believes the claim could be detrimental to or injure the Indemnitee’s reputation, customer or supplier relations or future business prospects; or (F) it is reasonable to expect that the Loss relating to such claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Agreement; and (3) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(c) In the event that the Indemnitor shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnitee shall have the right to conduct such defense and to compromise and settle the claim without the prior consent of the Indemnitor and the Indemnitor will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(d) The Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request, all at the expense of the Indemnitor.  To the extent the Indemnitee elects to employ its own counsel pursuant to Section 7.3(b)(1) above, Indemnitee shall not have the right to compromise and settle the claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(e) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnitee, and shall conclusively be deemed to be an obligation with respect to which the Indemnitee is entitled to prompt indemnification hereunder.

7.4 Survival of Representations and Warranties.  All representations and warranties contained in ARTICLE 3 and ARTICLE 4 shall survive the Closing, for a period ending fifteen (15) months from the Closing Date, except that: (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.12, 4.1, 4.2, 4.3, and 4.5 shall survive indefinitely; (ii) the representations and warranties set forth in Section 3.14 shall survive until the applicable statute of limitations has run (including any valid extension) plus 90 days; (iii) the representations and warranties set forth in Section 3.5 shall survive for a period of three (3) years from the Closing Date; and (iv) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with ARTICLE 7 hereof.  The covenants and agreements of the Seller and Purchasers contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

7.5 Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to this ARTICLE 7 shall be effected by wire transfer of immediately available funds from the Seller or Purchasers, as the case may be, to an account designated by Purchasers or the Seller, as the case may be, within ten (10) days after the determination thereof; provided, however, any amounts owing from the Seller pursuant to this ARTICLE 7 shall be paid first from the available funds in the Escrow Account and thereafter shall be made directly by the Seller in accordance with the terms this Section 7.5.  Any such indemnification payments shall include interest at 8% calculated on the basis of the actual number of days elapsed from the date the indemnifying party is notified of the existence of the claim giving rise to such Loss to the date of payment divided by 360.

7.6 Allocation of Indemnification Payments.  The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes and shall be allocated as set forth in Section 5.8.

ARTICLE 8. General

8.1 Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when telecopied, provided the relevant transmission report indicates a full and successful transmission, or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

                      If to the Purchasers:

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN 55438
Attention:  General Counsel
Telephone:  (952) 941-9505
Fax: (920) 941-4307

With a simultaneous copy to:

Monomoy Capital Partners, L.P.
142 West 57th Street, 17th Floor
New York, New York 10019
Attn:	Justin Hillenbrand

Nate Bard
Fax:           (212) 699 4010

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Richard W. Porter, P.C.
Christopher A. Ziebarth

Telephone:  (312) 861-2000

Fax: (312) 861-2200

If to the Seller:

Media Sciences, Inc.
8 Allerman Road
Oakland, NJ 07436
Attention: Chief Executive Officer
Telephone:  (201) 677-9311
Fax: (201) 677-0311

With a simultaneous copy to:

Wilkinson Barker Knauer, LLP
2300 N Street, NW, Suite 700
Washington, DC 20037
Attention: Lawrence J. Movshin
Telephone:  (202) 383-3338

Fax: (202) 783-5851

8.2 Severability; Parties in Interest.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or intended beneficiary hereof.

8.3 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided further that any Purchaser may assign its rights under this Agreement to (a) any Affiliate of such Purchaser, (b) any purchaser of all or substantially all of the assets of such Purchaser or (c) to lenders of such Purchaser as collateral security for borrowings, at any time whether prior to or following the Closing Date; and in each such case such Purchaser will nonetheless remain liable for all of its obligations hereunder.

8.4 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF MINNESOTA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

8.5 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

8.6 Prevailing Party.  In the event of a breach or default by any party under this Agreement, the prevailing party in any action or proceeding in any court of competent jurisdiction in connection therewith shall be entitled to recover from such non-prevailing party its costs and expenses, including reasonable legal fees and expenses and associated court costs.

8.7 Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

8.8 Counterparts; Facsimiles.  This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.9 Entire Agreement.  This Agreement and the other Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto, including that certain letter agreement, dated as of September 16, 2010, between the Seller and the Katun.

8.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties.  Any provision hereof may be waived in a writing signed by the Party that could otherwise seek enforcement of the provision being waived.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

8.11 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  Any matter disclosed on any Exhibit or Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Exhibit or Schedule to the extent such disclosure is readily apparent on the face of such Exhibit or Schedule.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Asset Purchase Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

KATUN CORPORATION By: /s/ William McIntyre Name: William McIntyre Title: Secretary
KATUN (E.D.C.) B.V. By: /s/ Carlyle Singer Jones Name: Carlyle Singer Jones Title: Managing Director and Agent
MEDIA SCIENCES, INC. By: /s/ Michael W. Levin Name: Michael W. Levin Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption Agreement”) is entered into and effective as of November 8, 2010, by and between Katun Corporation, a Minnesota corporation (the “Purchaser”), Media Sciences, Inc., a New Jersey corporation (the “Seller”).  Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

WHEREAS, Purchaser and Seller are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, the execution and delivery of this Assumption Agreement is contemplated by Sections 6.1(d) and 6.2(e) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Assumption of Assumed Liabilities.  Seller hereby assigns, and Purchaser hereby assumes and agrees to pay, discharge or perform the Assumed Liabilities to the extent provided in the Purchase Agreement.  Purchaser hereby disclaims any express or implied assumption of, and does not and will not assume, agree to pay, discharge or perform or have any responsibility with respect to any Excluded Liability.  Seller hereby acknowledges that Seller is retaining and Purchaser shall have no responsibility with respect to the Excluded Liabilities.

2. Further Assurances.  Purchaser shall, from time to time after the delivery of this Assumption Agreement, at Seller’s reasonable request and without further consideration, execute and deliver such further documents or instruments as may be reasonably required to more effectively evidence and confirm the assumption by Purchaser of the Assumed Liabilities as contemplated under the Purchase Agreement.  Seller shall, from time to time after the delivery of this Agreement, at Purchaser’s reasonable request and without further consideration, execute and deliver such further documents or instruments as may be reasonably required to more effectively evidence and confirm the retention by Seller of any Excluded Liability as contemplated under the Purchase Agreement.

3. Conflict with the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Assumption Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail.  Notwithstanding anything to the contrary in this Assumption Agreement, nothing herein is intended to, nor shall it, extend, expand, limit or otherwise alter any provision contained in the Purchase Agreement or the survival thereof.

4. Notices.  Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 8.1 of the Purchase Agreement.  Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

5. Amendments.  This Assumption Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

6. Counterparts.  This Assumption Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF MINNESOTA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

8. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS ASSUMPTION AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

9. No Third Party Beneficiaries.  This Assumption Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assumption Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed as of the day and year first above written.

KATUN CORPORATION

By:           ___________________________________
Name:           _____________________________
Title:           _____________________________

MEDIA SCIENCES, INC.

By:           ___________________________________
Name:           _____________________________
Title:           _____________________________

EXHIBIT B

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into and effective as of November 8, 2010, by and among Katun Corporation, a Minnesota corporation (“Katun”), Katun (E.D.C.) B.V., an entity formed under the laws of the Netherlands (“EDC” and, together with Katun the “Purchasers”), Media Sciences, Inc., a New Jersey corporation (the “Seller”).  Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

WHEREAS, Purchasers and Seller are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, the execution and delivery of this Bill of Sale is contemplated by Sections 6.1(d) and 6.2(e) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Purchase Agreement, the parties hereto hereby agree as follows:

1. Sale of Purchased Assets.  For true and lawful consideration paid to it by Katun, the sufficiency of which is hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to Katun all right, title and interest in, to and under the Katun Purchased Assets, free and clear of all Liens and IP Encumbrances.  For true and lawful consideration paid to it by EDC, the sufficiency of which is hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to EDC all right, title and interest in, to and under the EDC Purchased Assets, free and clear of all Liens and IP Encumbrances.  Any EDC Purchased Assets that are physically held by the Seller are as from the moment of execution of this Bill of Sale held by the Seller as holder for the benefit of EDC as legal owner.  For the avoidance of doubt, Seller is not selling, assigning, transferring, conveying or delivering to the Purchasers and the Purchasers are not purchasing or acquiring from Seller any Excluded Asset.

2. Further Assurances.  Seller shall from time to time after the delivery of this Bill of Sale, at any Purchaser’s reasonable request and without further consideration, execute and deliver such other instruments of conveyance and transfer, consents, bills of sale, assignments and assurances presented by any Purchaser as reasonably necessary to more effectively consummate, confirm or evidence the sale, assignment, transfer, conveyance and delivery to the Purchasers of the Purchased Assets as contemplated under the Purchase Agreement.

3. Conflict with the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail, and nothing herein is intended to, nor shall it, extend, expand, limit or otherwise alter any of the provisions contained in the Purchase Agreement or the survival thereof.

4. Power of Attorney.  Seller hereby irrevocably appoints Katun, its successors and assigns, as its true and lawful attorney-in-fact, to act in its name and on its behalf solely with respect to the collection or reduction to possession of any of the Purchased Assets and to execute any documents and instruments and to do all such other acts and things as may be necessary to effectuate the foregoing.  Seller hereby acknowledges that the foregoing power is coupled with an interest and shall be irrevocable in any manner or for any reason.

5. Notices.  Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 8.1 of the Purchase Agreement.  Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

6. Enforceability.  If any provision of this Bill of Sale or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision hereof.

7. Amendments.  This Bill of Sale may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchasers.

8. Counterparts.  This Bill of Sale may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Governing Law.  THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF MINNESOTA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS BILL OF SALE AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS BILL OF SALE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT

HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

11. No Third Party Beneficiaries.  This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed as of the day and year first above written.

KATUN CORPORATION

By:           ___________________________________
Name:           William McIntyre
Title:           Secretary

KATUN (E.D.C.) B.V.

By:           ___________________________________
Name:           Carlyle Singer Jones
Title:           Managing Director and Agent

MEDIA SCIENCES, INC.

By:           ___________________________________
Name:           _____________________________
Title:           _____________________________

EXHIBIT C

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2010 (“Effective Date”), by and between Katun Corporation, a Minnesota corporation (the “Buyer”), Media Sciences, Inc., a New Jersey corporation (“Seller”), on the other hand.  Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of November 8, 2010, (the “Purchase Agreement”), pursuant to which, among other things, Seller is selling to Buyer the Purchased Assets; and

WHEREAS, Buyer desires to utilize the Purchased Assets to engage in a toner business; and

WHEREAS, to assist Buyer in implementing such toner business, Seller has agreed to provide, or to cause its Subsidiaries to provide to Buyer, from and after the Effective Date, certain transition services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Seller and Buyer hereby agree as follows:

1.	Transition Services to be Provided by the Seller.

(a) Transition Services.  From the Effective Date through the Termination Date (as defined in Section 7 below), the Seller shall provide Buyer, on the terms set forth herein, (i) the services listed on Schedule A attached hereto, including services that are ancillary or incidental thereto and (ii) with the consent of Seller, and on Buyer’s reasonable request in writing, any other services in which Seller previously engaged in connection with its Toner Business (all such services described in clauses (i)-(ii) collectively, the “Transition Services”).

(b) Standard of Performance.  The Seller shall perform the Transition Services in all cases in a professional and workmanlike manner.  Without limiting the foregoing, the Transition Services shall be performed with at least the same degree of care, skill and diligence with which the Seller would, in similar circumstances carry out its own business.  The Seller shall use commercially reasonable efforts to maintain adequate personnel and sufficient resources to perform its obligations pursuant to this Agreement.  During the Term, upon Seller’s request, Buyer shall ensure that the Dedicated Individuals (as hereafter defined) have access to any facilities, assets and/or information owned or controlled by Buyer as may be reasonably required by such Dedicated Individual in order to perform the Transition Services.

2.	Pricing and Payment for Transition Services.

(a) Pricing Methodology.  As provided in this Section 2(a), the fees for each Transition Service shall be determined on the basis of the salaries of the Seller’s employees performing such services.  The individual employees who shall initially provide each Transition Service (each a “Dedicated Individual”), that person’s weekly salary and the specified gross up margin used to determine the cost for the applicable Transition Service as provided by such Dedicated Individual are listed on Schedule A attached hereto and by reference made a part hereof.

(i) The Seller shall not terminate the employment of any Dedicated Individual without the prior consent of the Buyer.  If the Seller’s employment of any Dedicated Individual is terminated by such Dedicated Individual during the Term of this Agreement, Seller shall promptly propose to Buyer another individual of similar skills and capabilities to perform such Transition Service and the proposed weekly cost for such person.  If the Buyer and Seller agree in writing to a replacement person, Schedule A shall be amended to reflect such new Dedicated Individual and any changes to the fee the applicable Transition Service.  If Seller and Buyer do not agree on a replacement for a Dedicated Individual, from and after the date such Dedicated Individual ceases providing such Transition Service, the fee for the applicable Transition Service shall be reduced by the amount of the fee applicable to such Dedicated Individual.

(ii) Buyer may, but shall not be obligated to, assume responsibility for any Transition Service during the Term hereof upon not less than three (3) business days notice to the Seller.   Notwithstanding such assumption of responsibility by the Buyer prior to the end of the Term, Buyer shall be obligated to pay the applicable fees for such Transition Service for the entire Term as provided in this Agreement.

(b) Invoices.  The Seller shall invoice Buyer weekly in arrears for the Transition Services and, except as otherwise provided in Section 2(c) below, Buyer shall pay the Seller promptly upon receipt of any invoice, but in no event more than three (3) Business Days after such receipt.  Each billing invoice shall set forth in reasonable detail the applicable Transition Services provided (which shall include any Transition Services for which Buyer has assumed responsibility pursuant to the last sentence of Section 2(a)), during such period and the corresponding amounts owed for each of the Transition Services.

(c) Fee Dispute.  If Buyer in good faith disputes any charges contained in an invoice, Buyer shall promptly, but in no event more than three (3) Business Days following delivery of such invoice, submit to Seller written notice of such dispute and may withhold from Buyer’s payment of the relevant invoice any such disputed amounts (except for applicable Taxes) up to a maximum of the amount for the Transition Service(s) to which such dispute relates.  Buyer shall remit to the Seller the invoiced amount minus the amount withheld pursuant to the first sentence of this Section 2(c).  In the event of any such dispute, the Primary Coordinator (as hereafter defined) of Seller and Buyer shall promptly meet to resolve the dispute, and upon such resolution, Buyer shall pay the amount as so resolved.  Any invoice not disputed within three (3) Business Days from its delivery shall be deemed approved.

3. Representations, Warranties and Covenants of the Seller.  Seller hereby represents and warrants to Buyer that:

(a) No Conflict.  The execution and delivery by the Seller of, and the consummation by the Seller of the transactions contemplated by, this Agreement, and compliance with the terms hereof by Seller, do not and shall not: (i) (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) give any third party the right to modify, terminate or accelerate any obligation under, or (D) result in a violation of, the charter or organizational documents of Seller; any Laws to which Seller is subject; or any agreement or instrument to which Seller is subject; or (ii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to the charter or organizational documents of the Seller, or any Laws to which Seller is subject; or any agreement or instrument to which Seller is subject.

(b) Compliance with Laws.  In performing the Transition Services pursuant to this Agreement, the Seller shall comply with all applicable Laws or other actions of any Governmental Authority, that are applicable to the Seller’s performance pursuant to this Agreement or to the Transition Services.

(c) Schedule A.  The Weekly Salary of each Dedicated Individual set forth on Schedule A hereto, represents the base salary and wages of each such Dedicated Individual (excluding bonus or other benefits or any margin of profit or overhead) as of the payroll period immediately prior to the Effective Date.

4. Representatives.  The Seller and Buyer hereby designate Marc Applebaum and Jim Sorboro to act as the Seller’s and Buyer’s respective primary contact persons to coordinate the provision of all of the Transition Services (collectively, the “Primary Coordinators”).  Any Party may, in its sole discretion, replace its Primary Coordinator, at any time.  Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”) and may also change the identity of any such Service Coordinator at any time in his or her sole discretion.  The Seller and Buyer shall advise each other promptly (and in any event within three (3) Business Days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service.  Each Party may treat an act of a Primary Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator had authority to so act, and each Party may treat an act of a Service Coordinator as being authorized by such other Party only to the extent such act is directly related to the Transition Service for which such Service Coordinator has been designated; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement.  The Seller and Buyer agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators.

5. Cooperation.   During the term of this Agreement, the Parties shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services.  Such reasonable cooperation shall include exchanging information, providing electronic access to systems used in connection with the Transition Services, performing true-ups and adjustments and using commercially reasonable efforts (including payment of any commercially reasonable fees or expenses) to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder, in each case subject to the restrictions of Section 10 hereof.  The Parties shall use commercially reasonable efforts to cooperate with each other in determining the extent to which any Tax is due and owing with respect to the provision of Transition Services and in providing and making available any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.  In addition, from the Effective Date until the Termination Date, the Seller shall offer reasonable assistance to Buyer upon request to assure the Buyer’s or a third party’s ability to provide the Transition Services at the end of the Term hereof.

6. Audit Rights.  During the Term of this Agreement and until all invoices issued hereunder are no longer timely in dispute as provided in Section 2(c) above  (the “Audit Period”),  Buyer or its representatives shall have the unqualified right, on reasonable notice and during business hours, to inspect and audit all of the books, accounts and records of the Seller pertaining to the Transition Services for which payment or reimbursement is being sought for the purpose of verifying the amounts invoiced to Buyer hereunder.  So long as Seller complies with its obligations pursuant to this Section 6, any audits timely commenced within the Audit Period must be completed within forty-five (45) days of the audit request date.

7. Term; Termination.  The provision of Transition Services shall commence on the Effective Date and shall terminate on December 12, 2010 (the “Termination Date”), unless extended or earlier terminated by the Parties upon the written consent of both Buyer and Seller, either in whole or with respect to one or more of the Transition Services.

8. Effect of Termination or Expiration.

(a) Upon termination or expiration of this Agreement for any reason, Seller shall deliver to Buyer all records and other information pertaining to any matters for which Seller was providing Transition Services to Buyer hereunder; provided, however, Seller may retain copies of such records and information to the extent necessary for accounting, tax reporting, compliance with the Seller’s document retention policies or other legitimate business purposes, subject to the requirements of Section 10 hereof.

(b) Survival.  Section 6 (Audit Rights), Section 8 (Effect of Termination or Expiration), Section 8(b) (Survival), Section 9 (Indemnification), Section 10 (Confidentiality), Section 12 (Remedies) and Section 13 (Miscellaneous) shall survive termination or expiration of this Agreement.

9. Indemnification.  The Seller shall indemnify and hold harmless Buyer and Buyer’s Affiliates and each of their respective shareholders, stockholders, members, directors, managers, officers, partners, employees, agents and representatives (as applicable) from and against any and all Losses incurred by such indemnified party (i) arising from any actions, suits, claims, proceedings or demands brought by any third party to the extent related to the provision of the Transition Services hereunder, except to the extent such Losses result from (x) Buyer’s own gross negligence or willful misconduct or (y) any act or omission outside of the ordinary course of business taken or omitted by the Seller in connection with the provision of the Transition Services at the specific written direction of the Buyer’s Primary Contact (it being acknowledged and agreed that the fact that the Transition Services are being provided to the Buyer is not outside of the ordinary course of business), and (ii) arising from any breach of any of the Seller’ representations, warranties or covenants set forth in this Agreement.  The Buyer shall indemnify and hold harmless the Seller and their Affiliates and each of their respective shareholders, stockholders, members, directors, managers, officers, partners, employees, agents and representatives (as applicable) from and against any and all Losses incurred by such indemnified party arising from any actions, suits, claims, proceedings or demands brought by any third party related to any act or omission outside of the ordinary course of business taken or omitted by the Seller in connection with the provision of the Transition Services at the specific written direction of the Buyer’s Primary Contact, except to the extent such Losses result from Seller’s own gross negligence or willful misconduct (it being acknowledged and agreed that the fact that the Transition Services are being provided to the Buyer is not outside of the ordinary course of business).  The Parties hereby incorporate by reference the provisions of Section 7.3 of the Purchase Agreement regarding the procedures for indemnification and such procedures shall control the procedure for asserting any claim for indemnification under this Agreement.

10. Confidentiality.  The Parties’ obligations of confidentiality related to Transition Services shall be subject to and controlled by the provisions of Section 5.5(d) of the Purchase Agreement.

11. Force Majeure.  If Seller is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any Laws, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of the Seller, then (a) Seller shall advise Buyer as soon as practicable of the circumstances causing the disruption or delay, (b) the time for performing the obligations required by the affected terms or provisions of this Agreement shall be suspended and extended during the period of such disability and (c) the Seller shall have no liability to Buyer or any other party in connection therewith; provided that the Seller shall use commercially reasonable efforts to overcome any disruption or delay with respect to Buyer, including by taking all measures taken in connection with the Seller’ business.  In the event the Seller are excused from supplying any Transition Service in accordance with the terms of this Section 11, Buyer shall be free to acquire such services from any substitute source at Buyer’s expense.

12. Remedies.  Because of the special nature of the Transition Services and the disruption to Buyer that could ensue from the Seller’ failure to provide any of the Transition Services to Buyer in breach of this Agreement, the Parties agree that Buyer would be irreparably harmed by any such failure.  For these reasons, the Seller agree that Buyer shall be entitled to injunctive relief, including the Seller’ specific performance of its obligations under this Agreement, in addition to all other remedies available to Buyer in law or at equity or otherwise, for any such breach.

13.	Miscellaneous.

(a) Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived in a writing signed by both Buyer and Seller.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

(b) Notices.  All notices, invoices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when telecopied, provided the relevant transmission report indicates a full and successful transmission, or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(b):

                      If to the Buyer:

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN 55438
Attention:  General Counsel
Telephone:  (952) 941-9505
Fax: (920) 941-4307

With a simultaneous copy to:

Monomoy Capital Partners, L.P.
142 West 57th Street, 17th Floor
New York, New York 10019
Attn: Justin Hillenbrand
Nate Bard
Fax:           (212) 699 4010

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Richard W. Porter, P.C.
Christopher A. Ziebarth

Telephone:  (312) 861-2000

Fax: (312) 861-2200

If to the Seller:

Media Sciences, Inc.
8 Allerman Road
Oakland, NJ 07436
Attention: Chief Executive Officer
Telephone:  (201) 677-9311
Fax: (201) 677-0311

With a simultaneous copy to:

Wilkinson Barker Knauer, LLP
2300 N Street, NW, Suite 700
Washington, DC 20037
Attention: Lawrence J. Movshin
Telephone:  (202) 383-3338

Fax: (202) 783-5851

(c) Successors and Assigns; Delegation.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.  The Seller may not delegate their responsibilities under this Agreement to another Person without the prior written consent of Buyer, and notwithstanding any permitted delegation of their responsibilities under this Agreement, the Seller shall remain responsible for the provision of the Transition Services and the third party’s compliance with the standard of performance set forth herein.

(d) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

(f) Complete Agreement.  From and after the Effective Date, this Agreement and the Purchase Agreement shall contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

(g) Counterparts; Facsimiles.  This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h) Construction.  The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used herein.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” herein shall mean

“including without limitation”.  The word “or” is used in the inclusive sense of “and/or”.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(i) Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF MINNESOTA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(j) Waiver of Jury Trial            EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

(k) Prevailing Party.  In the event of a breach or default by any Party under this Agreement, the prevailing Party in any action or proceeding in any court of competent jurisdiction in connection therewith shall be entitled to recover from such non-prevailing Party its costs and expenses, including reasonable legal fees and expenses and associated court costs.

           (l) Relationship of the Parties.  The Parties hereto are independent contractors and none of Buyer or the Seller is an employee, partner or joint venturer of the other.  Under no circumstances shall any of the employees of Buyer or the Seller be deemed to be employees of the other for any purpose.  None of Buyer or the Seller shall have the right to bind the other to any agreement with a third party nor to represent itself or themselves as a partner or joint venturer of the other.

(m) Purchase Agreement.  Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Purchase Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and  effect in accordance with the terms of the Purchase Agreement.  To the extent any provision of this Agreement would conflict with the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern the conduct of the Parties.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

SELLER

MEDIA SCIENCES, INC.

By:           ____________________
Name:
Title:

BUYER

KATUN CORPORATION

By:           _______________________
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE A

TRANSITION SERVICES

1.
Subject to the terms and conditions of this Agreement, the Seller shall provide the following services to the Buyer in a manner consistent with historical service levels and with fees with respect thereto as set forth below:

(a)              Customer Service: Seller will perform customer service functions and duties with respect to the Buyer’s toner business, as historically performed for the Toner Business, including, without limitation, responding to customer calls and other inquiries, customer interface, order input and purchase order processing.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

(b)              Shipping and Receiving: Seller will perform shipping and receiving functions and duties with respect to the Buyer’s toner business, as historically performed for the Toner Business, including, without limitation, third party contracting for warehouse facilities with Ziegler Group with respect to international transportation and logistical services, storage, shipping, handling and receiving of Toner Products.  Buyer will be responsible for paying for any shipping or other out of pocket costs related to any shipping and receiving functions for Buyer’s toner business, including payment on a pass through basis of the actual and direct out-of-pocket costs of any third party contracting with the Ziegler Group or other shipping costs.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

(c)              Quality Assurance and Testing: Seller will continue to perform quality assurance and testing with respect to the Buyer’s toner business, as historically performed for the Toner Business, including, without limitation, inventory inspection, testing and reporting.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

(d)             Financial: Seller will provide to Buyer:

(i)	A “Daily Scorecard” consisting of, among other things, sales, bookings, and inventory levels.

(ii)	Management and processing of accounts receivable, invoicing, collections, credit card processing and settlement.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

(e)             Marketing: Seller will continue to provide marketing services with respect to the Buyer’s toner business as historically performed for the Toner Business.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

(f)              Purchasing:  Seller will continue to perform purchasing services and support with respect to the Buyer’s toner business, as historically performed for the Toner Business, including, without limitation, purchasing and transitioning purchase orders.

Dedicated Individual	Weekly Salary	Gross up Percentage (30%)	Total

2.	The following services will be provided by the Seller to the Buyer without charge:

(a)
Seller shall cooperate with Buyer to notify customers and suppliers of the Toner Business of the sale of the Purchased Assets and transition to the toner business of the Buyer, including a message mutually agreed to by Seller and Buyer for use in communicating the consummation of the transaction to customers and suppliers and, at the reasonable request of Buyer, joint phone and personal sales calls on Material Customers and Material Vendors.

(b)
Seller will provide Buyer with the use of, and access to, Seller’s warehouse facility located at 8 Allerman Road, Oakland, NJ 07436 (“US Warehouse”) and shall cause the Buyer to have the use of, and access to, the Zeigler warehouse facility in the Netherlands where the Dutch Inventory is located.  The persons listed as Dedicated Individuals for shipping and receiving shall assist Buyer with any packing required for the physical transfer of the fixed assets and Inventory included in the Purchased Assets to Buyer.

(c)	Seller will cause the ERP and future cast data migration.

(d)
Seller will provide Buyer and Grant Thornton access to the Inventory located at the US Warehouse and Inventory located at the Zeigler warehouse facility in the Netherlands on the day after the Closing Date to make a physical count of such Inventory.

EXHIBIT D

FORMS OF INTELLECTUAL PROPERTY ASSIGNMENTS

DOMAIN NAME ASSIGNMENT

THIS DOMAIN NAME ASSIGNMENT (this “Assignment”) is made and entered into as of November 8, 2010 (“Effective Date”) by and between Media Sciences, Inc., a New Jersey corporation (“Assignor”), and Katun Corporation, a Minnesota corporation, with its principal office at 10951 Bush Lake Road, Minneapolis, Minnesota 55438,  (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated November 8, 2010 (the “Agreement”) by and among Assignee and Assignor; and

WHEREAS, pursuant to the Agreement, Assignor desires to assign to Assignee, and Assignee desires to acquire from Assignor, the domain names set forth on the Schedule attached hereto (the “Domain Names”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells and assigns to Assignee all right, title and interest in and to the Domain Names, and all other corresponding rights that are or may be hereafter secured under the laws of any country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, and all claims for damages by reason of past, present or future infringement or other unauthorized use of the Domain Names, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives.

Assignor shall use commercially reasonable efforts to take those lawful actions, and provide to Assignee, Assignee’s successors, assigns or other legal representatives, commercially reasonable cooperation and assistance that Assignee reasonably may deem appropriate to effectuate the purposes of this Assignment, including, but not limited to, effectuating the transfer of the Domain Names with the registrar of the Domain Names, and distributing copies of the completed and receipted registrar transfer documents to the parties to this Assignment.

*     *     *     *     *

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

MEDIA SCIENCES, INC.	KATUN CORPORATION
By:	By:
Name:	Name:
Title:	Title:

SCHEDULE

DOMAIN NAME REGISTRATIONS

Domain Name	Expires	Registrant	Registrar
mediasciences.com	2/6/2012	Media Sciences c/o Network Solutions PO Box 459 Drums, PA 18222	Network Solutions LLC
mediasciences.net	2/6/2011	Media Sciences c/o Network Solutions PO Box 459 Drums, PA 18222	Network Solutions LLC
8200.co.uk	10/7/2013	Media Sciences
8200ink.co.uk	10/7/2013	Media Sciences
8200shop.com	10/13/2013	Media Sciences
8400ink.co.uk	10/13/2011	Media Sciences
8400shop.co.uk	10/4/2013	Media Sciences
8400shop.com	10/13/2011	Media Sciences
8500.co.uk	10/7/2013	Media Sciences
8500ink.co.uk	10/7/013	Media Sciences
8500shop.co.uk	10/13/2013	Media Sciences
8500shop.com	10/13/2011	Media Sciences
8550.co.uk	10/7/2013	Media Sciences
8550ink.co.uk	10/7/2013	Media Sciences
8550shop.com	10/13/2011	Media Sciences
clearprofits.biz	7/25/2012	Media Sciences
clearprofits.co.uk	7/25/2014	Media Sciences
clearprofits.de	7/25/2012	Media Sciences
clearprofits.org	7/25/2012	Media Sciences
free-colorcopier.co.uk	7/18/2013	Media Sciences
free-colorcopier.com	7/18/2011	Media Sciences
free-colorcopier.de	7/18/2011	Media Sciences
free-colorcopier.net	7/18/2011	Media Sciences
free-colorcopiers.co.uk	7/18/2013	Media Sciences
free-colorcopiers.com	7/18/2011	Media Sciences
free-colorcopiers.de	7/18/2011	Media Sciences
free-colorcopiers.net	7/18/2011	Media Sciences
freecolorcopier.net	7/18/2011	Media Sciences
freecolorcopiers.net	7/18/2011	Media Sciences
freecolorprinter.net	9/2//2012	Media Sciences
freecolorprinter.org	9/9/2011	Media Sciences
freecolourprinters.eu	11/8/2013	Media Sciences
mediasciences.be	2/15/2011	Media Sciences
mediasciences.biz	5/14/2013	Media Sciences
mediasciences.co.uk	2/15/2013	Media Sciences
mediasciences.com.mx	5/14/2013	Media Sciences
mediasciences.info	5/14/2013	Media Sciences
mediasciences.me.uk	5/14/2011	Media Sciences
mediasciences.org	2/6/2011	Media Sciences
mediasciences.org.uk	5/14/2011	Media Sciences
mediasciences.us	5/14/2013	Media Sciences
mediasciencesinc.com	12/29/2012	Media Sciences
msiclearprofits.biz	7/25/2012	Media Sciences
msiclearprofits.co.uk	7/25/2014	Media Sciences
msiclearprofits.de	7/25/2012	Media Sciences
msiclearprofits.eu	5/14/2013	Media Sciences
msiclearprofits.info	5/14/2013	Media Sciences
msiclearprofits.me.uk	5/14/2011	Media Sciences
msiclearprofits.net	7/25/2012	Media Sciences
msiclearprofits.org	7/25/2012	Media Sciences
msiclearprofits.org.uk	5/14/2011	Media Sciences
msiclearprofits.us	5/14/2013	Media Sciences
nocapcolor.com	8/2/2011	Media Sciences
nocapcolor.net	9/2/2012	Media Sciences
nocapcoloratschool.com	7/25/2012	Media Sciences
okitoners.co.uk	10/4/2013	Media Sciences
qualitycolortoner.com	7/19/2012	Media Sciences
qualitysolidink.com	7/19/2012	Media Sciences
registeryourprinter.net	3/1/2013	Media Sciences
regiseryourprinter.org	3/2/2013	Media Sciences
scienceofcolor.biz	7/25/2012	Media Sciences
scienceofcolor.co.uk	7/25/2014	Media Sciences
scienceofcolor.com	5/31/2012	Media Sciences
scienceofcolor.de	7/25/2012	Media Sciences
scienceofcolor.net	7/25/2012	Media Sciences
scienceofcolor.org	7/25/2012	Media Sciences
thescienceofcolor.biz	7/25/2012	Media Sciences
thescienceofcolor.co.uk	7/25/2014	Media Sciences
thescienceofcolor.com	5/31/2012	Media Sciences
thescienceofcolor.de	7/25/2012	Media Sciences
thescienceofcolor.net	7/25/2012	Media Sciences
thescienceofcolor.org	7/25/2012	Media Sciences

Community Trade Marks (CTM)

Legalization by Apostille

THIS ASSIGNMENT is made the 8th day of November, 2010, between

(1)	Media Sciences, Inc., a New Jersey, USA Corporation	of	8 Allerman Road Oakland, New Jersey 07436, USA (The “Assignor”) and
(2)	Katun Corporation, a Minnesota, USA corporation	of	10951 Bush Lake Road Minneapolis, Minesota 55438, USA (The “Assignee”)

RECITALS

(A)
The Assignor had applied to register the Community Trade Marks, brief particulars of which are set out in Schedule attached to this Assignment (“the Community Trade Marks”) and is entitled to the benefits of such application.

(B)	The Assignee wishes to acquire the benefit of the application for registration of the Community Trade Marks.

OPERATIVE PROVISIONS

1.
IN consideration of the sum of US$10.00 now paid by the Assignee to the Assignor (receipt and sufficiency of which the Assignor hereby acknowledges), the Assignor HEREBY ASSIGNS to the Assignee the benefit of the application for registration of the Community Trade Marks with full title guarantee TOGETHER WITH the goodwill of the business in the goods in respect of which the application for registration has been made and with the benefit of any registration which may be granted pursuant thereto to the intent that upon registration the Assignee shall be entered as registered proprietor of the Community Trade Marks.

2.
The Assignor shall at the cost of the Assignee use commercially reasonable efforts to do and execute or procure that there shall be done and executed such documents, deeds, matters, acts and things as the Assignee may at any time reasonably require properly in order to vest the benefit of the application for registration of the Community Trade Marks in the Assignee.

Community Trade Marks (CTM)

Legalization by Apostille

IN WITNESS WHEREOF the parties hereto have executed this deed the day and year first above mentioned and effective as of , 2010 (“Effective Date”).

MEDIA SCIENCES, INC. By: Name:_________________________ Title:__________________________	KATUN CORPORATION By: Name:_________________________ Title:__________________________

Community Trade Marks (CTM)

Legalization by Apostille

STATE OF                                           )

)           SS.

COUNTY OF                                           )

On this _____ day of                                                                , 2010, there appeared before me ____________________________, personally known to me, who acknowledged that he/she signed the foregoing Assignment as his/her voluntary act and deed on behalf and with full authority of Media Sciences, Inc.

____________________________________
Notary Public

Community Trade Marks (CTM)

Legalization by Apostille

STATE OF                                           )

)           SS.

COUNTY OF                                           )

On this _____ day of                                                                           , 2010, there appeared before me, personally known to me, who acknowledged that he/she signed the foregoing Assignment as his/her voluntary act and deed on behalf and with full authority of Katun Corporation.

____________________________________
Notary Public

Community Trade Marks (CTM)

Legalization by Apostille

SCHEDULE

Trademarks

Jurisdiction	Mark	Application Ser. No./ Filing Date	Registration No. / Registration Date	Record Owner
CTM	MEDIA SCIENCES	3389475 10/1/2003	3389475 4/27/2005	Media Sciences, Inc.
CTM	CLEARCASE	3389483 10/1/2003	3389483 1/17/2005	Media Sciences, Inc.

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (“Assignment”) is made and entered into as of November 8, 2010 (“Effective Date”) by and between Media Sciences, Inc.,  a New Jersey corporation (“Assignor”), and Katun Corporation, a Minnesota corporation, with its principal office at 10951 Bush Lake Road, Minneapolis, Minnesota 55438,  (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated November 8, 2010 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the United States trademark registrations set forth on the Schedule attached hereto, in each case, together with the goodwill of the business associated therewith (collectively, the “Marks”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and sets over to Assignee the entire right, title and interest in and to the Marks, including, without limitation, any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the laws of the United States or any foreign country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Marks, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

Assignor hereby requests the Commissioner of Patents and Trademarks to record Assignee as the assignee and owner of the Marks.

Assignor shall take commercially reasonable further actions, and provide to Assignee, Assignee’s successors, assigns or other legal representatives, reasonable cooperation and assistance (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, testimony, samples, exhibits, specimens, assignments, powers of attorney or other documentation), reasonably requested by Assignee and at Assignee’s sole cost and expense, to more fully and effectively effectuate the purposes of this Assignment.

*     *     *     *     *

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

MEDIA SCIENCES, INC.	KATUN CORPORATION
By:	By:
Name:	Name:
Title:	Title:

SCHEDULE

TRADEMARK REGISTRATIONS

Jurisdiction	Mark	Application Ser. No./ Filing Date	Registration No. / Registration Date	Record Owner
US	CLEARCASE	76403742 5/3/2002	3018200 11/22/2005	Media Sciences, Inc.
US	MEDIA SCIENCES	76975008 5/26/2000	2694116 3/4/2003	Media Sciences, Inc.
US	THE SCIENCE OF COLOR	77004476 9/21/2006	3414953 4/22/2008	Media Sciences, Inc.

PATENT ASSIGNMENT
THIS PATENT ASSIGNMENT (“Assignment”) is made and entered into as of November 8, 2010 (“Effective Date”) by and between Media Sciences, Inc., a New Jersey corporation (“Assignor”), and Katun Corporation, a Minnesota corporation, with its principal office at 10951 Bush Lake Road, Minneapolis, Minnesota 55438 (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated November 8, 2010 (the “Agreement”); and

WHEREAS, Assignor is the sole and exclusive owner of the entire right, title and interest in, to and under the United States patent applications identified and set forth on the Schedule attached hereto (the “Patent Applications”); and

WHEREAS, Assignee wishes to acquire and Assignor wishes to assign all right, title and interest in and to the Patent Applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer and set over to Assignee, the entire right, title and interest in and to the Patent Applications, for the United States and for all foreign countries, including any continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including the subject matter of all claims which may be obtained therefrom for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made; together with all income, royalties, damages or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Patent Applications, with the right to sue for, and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

Assignor authorizes and requests the Commissioner of Patents and Trademarks to record Assignee as owner of the Patent Applications, including any continuations, divisions, continuations-in-part, reissues, reexaminations or extensions thereof, and to issue any and all letters patent of the United States thereon to Assignee, as assignee of the entire right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee, its successors, assigns or other legal representatives.

Assignor shall provide Assignee, its successors, assigns or other legal representatives, commercially reasonable cooperation and assistance at Assignee’s request and at Assignee’s sole cost and expense (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required):  (1) in the preparation and prosecution of any applications covering the inventions assigned herein; (2) in the prosecution or defense of any interference, opposition, reexamination, reissue, infringement or other proceedings that may arise in connection with any of the patent application rights assigned herein, including, but not limited to, testifying as to any facts relating to the patent application rights assigned herein and this Assignment; (3) in obtaining any additional patent protection related to the invention(s) that are the subject of the Patent Applications assigned herein that Assignee may deem appropriate which may be secured under the laws now or hereafter in effect in the United States or any other country; and (4) in the implementation or perfection of this Assignment.

*     *     *     *     *

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

MEDIA SCIENCES, INC.	KATUN CORPORATION
By:	By:
Name:	Name:
Title:	Title:

SCHEDULE

Title	Jurisdiction	App. No./Filing Date	Pub. or Grant Date	Owner
TONER CARTRIDGE HAVING MAGNETIC COUPLING	US	12077748 3/21/2008	2009238604 9/24/2009	Media Sciences, Inc.
TONER CARTRIDGE	US	61/400,521 7/29/2010	Not published yet	Media Sciences, Inc.

EXHIBIT E

FORM OF ESCROW AGREEMENT

Escrow Agreement

This Escrow Agreement is dated as of November 8, 2010 (the “Agreement”) by and among Katun Corporation, a Minnesota corporation (the “Purchaser”), Media Sciences, Inc., a New Jersey corporation (the “Seller”) and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).  Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement referred to below.

WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement, dated as of November 8, 2010 (as amended, modified and waived from time to time, the “Purchase Agreement”);

WHEREAS, the execution and delivery of this Agreement is a delivery at Closing pursuant to Article 6 of the Purchase Agreement; and

WHEREAS, pursuant to Section 2.5(e) of the Purchase Agreement, Purchaser shall deliver the sum of One Million, One Hundred Thousand Dollars ($1,100,000.00) to the Escrow Agent for deposit into an escrow account to be held, invested and disbursed by the Escrow Agent pursuant to the terms of hereof.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Escrow Agent, the Purchaser and the Seller do agree as follows, intending to be legally bound:

Section 1. Establishment of Escrow Account

(a) Simultaneously with the execution of this Agreement, Purchaser shall deposit with the Escrow Agent by wire transfer of immediately available funds an aggregate amount of One Million, One Hundred Thousand Dollars ($1,100,000.00) (the “Escrow Amount”).  The Escrow Agent agrees to hold the Escrow Amount, together with any and all interest, income and gains (collectively, “Interest”) accrued thereon (collectively, the “Escrow Funds”), in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Escrow Agreement.  The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Escrow Agreement.

(b) The Purchaser and the Seller shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

Section 2. Investments

(a) The Escrow Agent agrees to invest and reinvest funds in the Escrow Account, but only upon written instructions signed by an authorized agent of each of Purchaser and Seller.

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment.

(c) Interest and other earnings on permitted investments shall be added to the Escrow Account.  Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.  In the event that the Escrow Agent does not receive written direction to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the Wells Fargo Bank Money Market Deposit Account (“MMDA”), or a successor or similar fund or account offered by the Escrow Agent.  Amounts on deposit in the MMDA are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (“FDIC”), subject to the applicable rules and regulations of the FDIC.  The parties understand that deposits in the MMDA are not secured.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month.  Although Purchaser and the Seller each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Purchaser and the Seller hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.  No statement need be rendered for the Escrow Account if no activity occurred for such month.

(e) The Purchaser and the Seller acknowledge and agree that the delivery of the Escrowed Funds is subject to the sale and final settlement of permitted investments.  Proceeds of a sale of permitted investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

Section 3. Disbursement of Escrow Account

(a) Disbursement upon Joint Written Instructions.  The Escrow Agent shall disburse the Escrow Funds, or any portion thereof, in accordance with any joint written instruction of Purchaser and Seller (a “Joint Instruction”).  Such Joint Instruction shall set forth sufficient payment instructions for each portion of the Escrow Funds to be distributed and the Escrow Agent shall act solely upon such Joint Instruction.

(b) Disbursement for Purchase Price Adjustments.  To the extent the parties deliver a Joint Instruction which indicates that such Joint Instruction is with respect to a purchase price adjustment, as promptly as possible following such Joint Instruction, but in any event within five (5) business days thereafter, Seller shall reimburse the Escrow

Account by wire transfer of immediately available funds equal to the aggregate amount distributed by the Escrow Agent to Purchaser pursuant to the payment instructions in such Joint Instruction.

(c) Disbursement for Indemnification Claims.

(1) On or prior to the fifteen (15) month anniversary of the date hereof, Purchaser may deliver to the Escrow Agent (with a required copy to Seller) notice of a claim under Section 7.1 of the Purchase Agreement (each, a “Claim Notice”), (A) describing the claim and basis thereof (an “Indemnification Obligation”), (B) stating the aggregate amount (the “Claim Amount”) of such Indemnification Obligation (to the extent known and quantifiable) and (C) specifying detailed payment instructions.

(2) If the Escrow Agent has not received a written objection from the Seller to the Claim Notice setting forth the nature of and grounds for such objection (a “Dispute Notice”) within ten (10) business days following receipt of such Claim Notice by both the Escrow Agent and Seller, the Claim Notice shall be conclusively deemed to be approved by the Seller, and the Escrow Agent shall on the next banking day release, by wire transfer of immediately available funds, the Claim Amount plus 8% interest (calculated on the basis of the actual number of days elapsed from the date of the Claim Notice to the date of payment divided by 360), to the extent that funds are available in the Escrow Account to pay such interest, to the account designated by Purchaser in the Claim Notice up to the amount of the remaining Escrow Funds.  In the event that the Escrow Account does not have an available balance to disburse the Claim Amount plus interest, the Escrow Agent shall only disburse the balance remaining in the Escrow Account.  Under no circumstances shall the Escrow Agent advance its own funds or overdraw the Escrow Account.

(3) Disputes.  If Seller timely delivers to the Escrow Agent and Purchaser a Dispute Notice, then, except as otherwise provided in Section 3(c)(4) below, the Escrow Agent shall not distribute to Purchaser that portion of the Escrow Funds that are the subject of the Dispute Notice until the Escrow Agent receives either (A) a Joint Instruction directing the Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by the Purchaser and Seller) plus 8% interest  (calculated on the basis of the actual number of days elapsed from the date of the Claim Notice to the date of payment divided by 360) , to the extent funds are available, in the Escrow Account to pay such interest, to the account designated by Purchaser in the Claim Notice or (B) a final non-appealable judgment rendered by a court of competent jurisdiction (a “Final Award”), certified by counsel as final with respect to the Indemnification Obligation(s), demonstrating that a Purchaser Indemnified Party is entitled to indemnification for such Claim Amount pursuant to the Purchase Agreement (or any other amount set forth in such Final Award) (either (A) or (B) being deemed a “Payment Authorization”).  As soon as practicable following receipt of a Payment Authorization (but in no event later than three (3) business days thereafter), the

Escrow Agent shall disburse from the Escrow Funds to Purchaser the amount authorized by the Payment Authorization plus 8% interest (calculated on the basis of the actual number of days elapsed from the date of the Claim Notice to the date of payment divided by 360) to the account designated by Purchaser in the Claim Notice up to the amount of the remaining Escrow Funds.  In the event that the Escrow Account does not have an available balance to disburse the Claim Amount plus interest, the Escrow Agent shall only disburse the balance remaining in the Escrow Account.  Under no circumstances shall the Escrow Agent advance its own funds or overdraw the Escrow Account.

(4) Partial Release.  If any Dispute Notice includes an objection to only a portion of the Claim Amount, the Escrow Agent shall promptly release to the account designated by Purchaser in the Claim Notice an amount of the Escrow Funds equal to the portion of the Claim Amount for which there is no objection plus 8% interest  (calculated on the basis of the actual number of days elapsed from the date of the Claim Notice to the date of payment divided by 360); provided that no such partial release by the Escrow Agent shall terminate or otherwise prejudice Purchaser’s rights with respect to amounts claimed in the Claim Notice which are in excess of the amounts so released.  In the event that the Escrow Account does not have an available balance to disburse the Claim Amount plus interest, the Escrow Agent shall only disburse the balance remaining in the Escrow Account.  Under no circumstances shall the Escrow Agent advance its own funds or overdraw the Escrow Account.

(d) Disbursement on the Escrow Release Date.  On the date which is fifteen (15) months and one business day following the date hereof (the “Escrow Release Date”), the Escrow Agent shall in accordance with payment instructions received from the Seller, promptly disburse the then-remaining amount of the Escrow Funds to Seller; provided, that if any claims under any Claim Notice are then pending, the Claim Amounts under such Claim Notices plus 8% interest  (calculated on the basis of the actual number of days elapsed from the date of the Claim Notice to the date of payment divided by 360), or such other amount as Purchaser and Seller may designate in a Joint Instruction prior to the Escrow Release Date, shall not be disbursed on the Escrow Release Date but shall be retained by the Escrow Agent until the Escrow Agent receives a Joint Instruction or notice of a Final Award as contemplated in Section 3(c)(3).  Promptly after resolution of all Claim Notices pursuant to the preceding sentence, including payment pursuant to any Joint Instruction or Final Award, the Escrow Agent shall, in accordance with the payment instructions received from the Seller, disburse the then-remaining amount of the Escrow Funds to Seller.

(e) The Escrow Agent shall act solely upon the instructions, notices, claims and objections it receives from Purchaser and Seller under this Section 3 and shall not be responsible for determining whether such instructions are in accordance with the Purchase Agreement.

Section 4. Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence bad faith or willful misconduct;

(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f) be entitled to compensation for its services hereunder as per Exhibit A attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid 50% by the Purchaser and 50% by the Seller, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities;

(g) be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-8 or W-9, as applicable, from the Purchaser and the Seller, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i) be, and hereby is, indemnified and saved harmless from all losses, liabilities, costs and expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Account or arising from the performance of its duties hereunder and which shall be borne 50% by the Purchaser and 50% by the Seller, unless caused by the bad faith, willful misconduct or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement;

(j) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets.  The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(l) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent either in accordance with the advice of such counsel or in accordance with any opinion of counsel to the Purchaser addressed and delivered to the Escrow Agent;

(m) have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees; and

(n) no provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise overdraw incur financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

Section 5. Disagreements.

If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision or a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (ii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 6. Merger

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 7. Attachment of Escrow Account; Compliance with Legal Orders

In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ order or decree it shall not be liable to any of the parties hereto or to any other person, firm of corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

Section 8. Tax Matters

(a) Reporting of Income.    The Escrow Agent shall report to the Internal Revenue Service (the “IRS”), as of each calendar year-end, and to Seller all income earned from the investment of any sum held in the Escrow Account against the Seller, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b) Preparations and Filing of Tax Returns.      The Seller is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code.

(c) Payment of Taxes.     Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the Seller, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.

(d) Unrelated Transactions.       The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to this Agreement, that occur outside the Escrow Account.

Section 9. Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) calendar days prior written notice to the other parties hereto.  Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by both of the other parties hereto.  In either event, the duties of the Escrow Agent shall terminate (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 10. Termination.

This Agreement shall terminate upon final distribution of all of the Escrow Funds pursuant to the terms of this Agreement.

Section 11. Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four (4) business days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

(i)	if to the Purchaser:

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN 55438
Attention:  General Counsel
Telephone:  (952) 941-9505
Fax: (920) 941-4307

With a simultaneous copy to:

Monomoy Capital Partners, L.P.
142 West 57th Street, 17th Floor
New York, New York 10019
Attn.: Justin Hillenbrand
Nate Bard
Fax:           (212) 699 4010

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Richard W. Porter, P.C.
Christopher A. Ziebarth

Telephone:  (312) 861-2000

Fax: (312) 861-2200

(ii)	if to the Seller:

Media Sciences, Inc.
8 Allerman Road
Oakland, NJ 07436
Attention: Chief Executive Officer
Telephone:  (201) 677-9311
Fax: (201) 677-0311

With a simultaneous copy to:

Wilkinson Barker Knauer, LLP
2300 N Street, NW, Suite 700
Washington, DC 20037
Attention: Lawrence J. Movshin
Telephone:  (202) 383-3338

Fax: (202) 783-5851

(iii)	if to the Escrow Agent:

Wells Fargo Bank, National Association
230 W. Monroe Street
Corporate Trust Dept.; 29th Floor
Chicago, IL 60606
Attention:  Timothy P. Martin
Fax Number: 312-726-2158
Phone Number: 312-726-2137

Section 12. Entire Agreement; Amendments

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way, other than the Purchase Agreement and the documents referred to therein.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by the Purchaser and the Seller (a copy of which shall be promptly provided to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent's obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Purchaser and the Seller.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.  No failure or delay by any of the parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

Section 13. Assigns and Assignment.

This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns; provided that (a) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 9 above and (b) no such assignment of any of the parties shall be binding against the Escrow Agent unless and until written notice of such assignment is delivered to and acknowledged by the Escrow Agent.

Notwithstanding anything to the contrary herein, the either party may assign its rights under this Agreement (in whole or in part) to (i) any Affiliate, or (ii) any purchaser of all or substantially all of the assets of such party (whether pursuant to a stock or asset transaction), and Purchaser may assign its rights under this Agreement in (whole or in part) or to a lender of as collateral security for borrowing, at any time whether prior to or following the Closing Date, in each such case the assigning party will nonetheless remain liable for all of its obligations hereunder.

Section 14. No Other Third-Party Beneficiaries

Except for the last sentence of Section 15 above, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

Section 15. Interpretation

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

Section 16. Banking Days

If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

Section 17. Severability

The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 18. No Strict Construction

The language used in this Agreement shall be deemed to be the language chosen by the parties and the Escrow Agent to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term "including" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

Section 19. Governing Law

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 20. Counterparts

This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 21. Waiver of Jury Trial

EACH OF THE ESCROW AGENT AND THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 22. Conflict

The parties agree and acknowledge that to the extent any term, condition or provision of this Agreement is in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.  Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Purchase Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists.  In the event that the Escrow Agent shall be notified that an inconsistency or a conflict exists between this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall apply.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

KATUN CORPORATION

By:

Its:

MEDIA SCIENCES, INC.

By:

Its:

Wells Fargo Bank, National Association,
as Escrow Agent

By:

Its:

EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

Annual Charge                                                                $2,500.00

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination.  The annual fee is billed in advance and payable prior to that year’s service.

EXHIBIT F

LICENSE AGREEMENT

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is made and entered into as of November 8, 2010 (“Effective Date”) by and between Katun Corporation, a Minnesota corporation (“Licensor”) on the one hand, and Media Sciences International, Inc., a Delaware corporation (“MSI”) and Media Sciences, Inc., a New Jersey corporation (“Media Sciences”), on the other hand.  Capitalized terms used in this License Agreement but not defined herein shall have the meanings set forth in the Purchase Agreement (defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement dated the date hereof by and between Licensor and Media Sciences, the Licensor is purchasing the Purchased Assets (including the Licensed Marks (defined below)) from Media Sciences (“Purchase Agreement”);

WHEREAS, Licensees desire to obtain from Licensor, and Licensor desires to grant to Licensees, a license under the terms and conditions set forth herein to use the Licensed Marks; and

WHEREAS, the execution and delivery of this License Agreement are conditions to Closing under the Purchase Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties (defined below) hereby agree as follows:

1.	DEFINITIONS

The following terms, when used in this License Agreement with initial capital letters, shall have the respective meanings set forth in this Article 1.

1.1. “Effective Date” has the meaning set forth in the Preamble.

1.2. “License Agreement” has the meaning set forth in the Preamble.

1.3. “Licensee” means MSI or Media Sciences, individually.

1.4. “Licensed Marks” means the Media Sciences Name and the Media Sciences Domain Names, collectively.

1.5. “Licensees” means MSI and Media Sciences, collectively.

1.6. “Licensor” has the meaning set forth in the Preamble.

1.7. “Licensor Indemnified Parties” means Licensor, its Affiliates and its and their respective officers, directors, employees and agents, and their successors and assigns.

1.8. “Media Sciences” has the meaning set forth in the Preamble.

1.9. “Media Sciences Domain Names” means the domain names listed on Schedule A attached hereto.

1.10. “Media Sciences Name” means the name “Media Sciences.”

1.11. “MSI” has the meaning set forth in the Preamble.

1.12. “Parties” means Licensor and Licensees, collectively.

1.13. “Party” means each of Licensor or a Licensee, individually.

1.14. “Purchase Agreement” has the meaning set forth in the Recitals.

1.15. “Term” has the meaning set forth in Section 9.1.

2.	TRADEMARK LICENSE

2.1. Corporate Name.  Licensor hereby grants to Licensees and their direct or indirect wholly-owned Affiliates during the Term a royalty-free, non-transferable, personal, exclusive, worldwide license (without the right to sublicense) to use the Media Sciences Name as part of their respective corporate names set forth in Schedule B attached hereto for use solely in connection with their respective solid ink businesses, including in connection with the marketing, distribution or sale of solely solid ink stick products.

2.2. Domain Names.  Licensor hereby grants to Licensees and their direct or indirect wholly-owned Affiliates during the Term a royalty-free, non-transferable, personal, exclusive, worldwide license (without the right to sublicense) to use the Media Sciences Domain Names in connection with their respective solid ink businesses.

2.3. Affiliates.  Licensees shall be responsible for their direct or indirect wholly-owned Affiliates’ compliance with the terms of this License Agreement.

2.4. Reservation of Rights.  Rights in the Licensed Marks other than those specifically granted in this License Agreement are reserved by Licensor for its own use and benefit.  Except as expressly provided herein, nothing in this License Agreement is intended to restrict any intellectual property owned, licensed or controlled by Licensor or to grant any rights or license, express or implied, to Licensees or their Affiliates in or to any intellectual property owned, licensed or controlled by Licensor.

3.	USE OF LICENSE MARKS; STANDARDS AND QUALITY CONTROL

3.1. Use of Licensed Marks.  Each Licensee shall not and shall cause its Affiliates not to, by any act or omission, tarnish, disparage, degrade or injure the reputation of the Licensed Marks or Licensor, and the goodwill associated with any of the foregoing.  Each Licensee shall, and shall cause its Affiliates to, use reasonable and good faith commercial efforts to safeguard the established goodwill symbolized by the Licensed Marks.  Each Licensee shall, and shall cause its Affiliates to, comply in all material respects with all laws, rules and regulations in connection with its use of the Licensed Marks.

3.2. Standards.  Each Licensee shall, and shall cause its Affiliates to, conduct its business in a professional manner consistent with the general reputation and importance of the Licensed Marks and consistent with the way it conducted such business as of the Closing Date.  All products, and any related services, offered and sold by Licensees or their Affiliates shall be of a standard of quality at least as high as that of such products, and any related services, offered and sold by Media Sciences as of the Closing Date.  If a Licensee or its Affiliates fails to meet the standard of quality set forth in this Section 3.2, then Licensor shall so notify Licensees in writing and Licensees shall cure, and shall cause their Affiliates to cure, such deficiency within thirty (30) days of receipt of such written notice.  If Licensees and their Affiliates do not cure such deficiency within such thirty (30) day period, Licensor shall have the right to immediately terminate this License Agreement upon written notice to Licensees.

3.3. Website.  The initial websites using the Media Sciences Domain Names shall be those existing as of the Closing Date.  If Licensees or their Affiliates create new materials on the websites and Licensor makes the reasonable determination that such materials may tarnish, disparage, degrade or injure the reputation of the Licensed Marks or Licensor, Licensor shall provide Licensees with prompt written notice thereof and Licensees shall, and shall cause their Affiliates to, cease use of such materials within five (5) business days of receipt of such notice.  If Licensees or their Affiliates do not cure such deficiency within such five (5) business day period, Licensor shall have the right to immediately terminate this License Agreement upon written notice to Licensees.  Within five (5) business days of written notice from Licensor, each Licensee shall, and shall cause its Affiliates to, (a) remove the Media Sciences oval logo from its website; (b) include, maintain or remove any references to the Toner Business and Toner Products from its website as designated by Licensor; (c) include a link on its website to one or more of Licensor’s websites; and (d) include on its website a statement that neither Licensee or any of its Affiliates is affiliated with Licensor.

4.	OWNERSHIP OF LICENSED MARKS

4.1. Ownership.  All use of the Licensed Marks shall inure solely to the benefit of Licensor.  The Licensed Marks and goodwill associated therewith are the sole and exclusive property of Licensor.  Neither Licensees nor their Affiliates shall acquire any ownership rights in the Licensed Marks, variations thereon, or marks confusingly similar thereto, as a result of exercise of any rights under this License Agreement.

4.2. Assignment.  To the extent any rights in and to any one or more of the Licensed Marks are owned by a Licensee or one of its Affiliates as of the Effective Date or are deemed to accrue to a Licensee or an Affiliate during or after the Term, each Licensee hereby assigns, and shall cause each Affiliate to assign, to Licensor any and all such rights, at such time as they have or may be deemed to accrue, including the related goodwill.  Each Licensee hereby irrevocably appoints, and shall cause its Affiliates to irrevocably appoint, Licensor its attorney-in-fact to execute, if such Licensee or Affiliate refuses to do so, any documents required by Licensor to accomplish or confirm the foregoing.

4.3. Validity.  Licensees shall not, and shall cause their Affiliates not to, at any time during or after the Term:  (a) take any action that will interfere with the Licensed Marks; (b) challenge Licensor’s right, title or interest in the Licensed Marks; or (c) make any claim or take any action adverse to Licensor’s rights in the Licensed Marks.

5.	MAINTENANCE; PROTECTION

5.1. Applications and Registrations.  Each Licensee and its Affiliates acknowledges that only Licensor may file and prosecute a trademark application or applications to register any of the Licensed Marks or register any domain name or key word that includes in whole or in part a Licensed Mark, and that registration and prosecution decisions may be made only by Licensor in its sole discretion.  Licensee shall not, and shall cause its Affiliates not to, during or after the Term, adopt, use, register or apply for trademark registrations, domain name registrations or key word registrations anywhere for the Licensed Marks or any other mark, domain name or key word that (i) is confusingly similar to the Licensed Marks, (ii) incorporates the Licensed Marks, (iii) is calculated to mislead, cause deception or confusion with the Licensed Marks; or (iv) is graphically or phonetically similar to the Licensed Marks.  Licensor shall renew the Media Sciences Domain Names during the Term.

5.2. Assistance.  Each Licensee shall, and shall cause its Affiliates to, assist Licensor, at Licensor’s expense, to the extent reasonably necessary or requested by Licensor, in protecting any of Licensor’s rights in and to the Licensed Marks.

5.3. Potential Infringement.  If a Licensee or its Affiliates receives notice or knowledge that its use of the Licensed Marks may infringe trademark or other rights of any Person, such Licensee shall, as soon as possible but in no event later than five (5) business days, report to Licensor in writing the details relating to the potential infringement.

5.4. Notice of Third Party Infringement.  Each Licensee shall promptly give Licensor written notice of any uses that have come to such Licensee’s or its Affiliates’ attention that may constitute infringement, dilution or any other violation by others of one or more of the Licensed Marks.  Licensor, at its sole expense and in its own name, may (but shall not be obligated to) prosecute and defend any action or proceeding that Licensor deems necessary or desirable to protect the Licensed Marks, including actions or proceedings involving infringement of the Licensed Marks.  Upon Licensor’s request and at Licensor’s expense, Licensees shall, and shall cause their Affiliates to, join Licensor in any such action or proceeding and provide Licensor reasonable cooperation in connection therewith, including furnishing documentary and oral evidence as may be requested by Licensor.  Licensees shall not, and shall cause their Affiliates not to, commence any action or proceeding alleging infringement of the Licensed Marks without the prior written consent of Licensor, which may be withheld in its sole discretion.  Any and all damages recovered in any action or proceeding commenced by Licensor based on the Licensed Marks shall belong solely and exclusively to Licensor.

6.	CONFIDENTIALITY

The Parties’ obligations of confidentiality related to this License Agreement shall be subject to and controlled by the provisions of Section 5.5(d) of the Purchase Agreement.

7.	DISCLAIMER

EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT, AND LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. LICENSOR FURTHER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, OR CONTRACTORS BE LIABLE TO LICENSEES OR THEIR AFFILIATES FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR PUNITIVE DAMAGES, EVEN IF IT HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS LICENSE AGREEMENT.

8.	INDEMNIFICATION

8.1. By Licensees.  Each Licensee agrees to, jointly and severally, indemnify, defend and hold harmless the Licensor Indemnified Parties from and against, and to promptly pay to a Licensor Indemnified Party or reimburse a Licensor Indemnified Party for, any and all Losses sustained or incurred by such Licensor Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of, Licensees’ or their Affiliates’ performance or enjoyment of this License Agreement, including (a) the design, production, packaging, distribution, sale, use or promotion activities performed by or on behalf of Licensees or their Affiliates or (b) any labeling, packaging, advertising or promotion activities performed by or on behalf of Licensees or their Affiliates with respect to any of the foregoing.

8.2. Indemnification Procedures and Term.  For any indemnification claim under this License Agreement, the procedures set forth in Section 7.3 of the Purchase Agreement shall apply.  For the avoidance of doubt, the limitations of liability set forth in Section 7.1 of the Purchase Agreement shall not apply to this License Agreement.

9.	TERM; TERMINATION

9.1. Term.  The term of this License Agreement shall begin as of the Closing Date and shall continue until the date which is the later of (a) the second anniversary of the Effective Date or (b) the date on which the Master Distributor Agreement dated the date hereof between Licensor and Media Sciences expires or is terminated in accordance with its terms, unless this License Agreement is sooner terminated in accordance with Sections 3.2, 3.3 or 9.2 hereof (the “Term”).

9.2. Termination.

(a)
Either Party may terminate this License Agreement if the other Party commits a material breach of this License Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof from the non-breaching Party.

(b)	Licensor may terminate this License Agreement upon written notice to Licensees if Licensees cease to operate their solid ink business.

(c)
Any Party may terminate this License Agreement by written notice to the other Parties specifying a date for termination if any Party (i) files for bankruptcy, (ii) ceases to carry on its business, (iii) is subject to proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, which proceedings are not dismissed within thirty (30) days of the initiation of such proceedings, (iv) makes an assignment for the benefit of all or substantially all of its creditors or (v) commences proceedings (that remain unstayed for a period of at least thirty (30) days) to wind up, dissolve, liquidate or reorganize its business or for an arrangement in respect of it.

9.3. Effect of Expiration or Termination.  Upon the expiration or termination of this License Agreement, each Licensee shall, and shall cause its Affiliates to, immediately discontinue use of the Licensed Marks.  Within five (5) business days following the expiration or termination of this License Agreement, (a) each Licensee shall, and shall cause its Affiliates to, file all documentation necessary to change their respective corporate names to comply with this Section 9.3 and (b) each Licensee shall provide written confirmation to Licensor that such Licensee and its Affiliates have changed their respective corporate names to comply with this Section 9.3 and have ceased use of the Media Sciences Domain Names.

9.4. Survival.   The following provisions shall survive expiration or termination of this License Agreement:  Articles 4 (Ownership), 6 (Confidentiality), 8 (Indemnification) and 10 (Miscellaneous) and Sections 5.1 (Applications and Registrations), 9.3 (Effect of Termination), 9.4 (Survival) and 9.5 (Remedies).

9.5. Remedies.  The right of any Party to terminate this License Agreement is not an exclusive remedy and any Party shall be entitled alternatively or cumulatively to damages for breach of this License Agreement or to any other remedy available under the laws of the applicable jurisdiction.  Each Party acknowledges and admits that there would be no adequate remedy at law for its failure to comply with any of the material terms and conditions hereto.  Each Party agrees that, in the event of any such failure, the Party asserting such failure shall be entitled to equitable relief by way of temporary restraining order, temporary and permanent injunction, and such other and further relief as any court with jurisdiction may deem proper.

10.	MISCELLANEOUS

10.1. Relationship of the Parties.  This License Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties, and no Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any other Person.

10.2. Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this License Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when telecopied, provided the relevant transmission report indicates a full and successful transmission, or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to Licensor:

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN 55438
Attention:  General Counsel
Telephone:  (952) 941-9505
Fax: (920) 941-4307

With a simultaneous copy to:
Monomoy Capital Partners, L.P.
142 West 57th Street, 17th Floor
New York, New York  10019
Attn:           Justin Hillenbrand
Nate Bard
Fax:           (212) 699 4010

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:  Richard W. Porter, P.C.
Christopher A. Ziebarth
Telephone:  (312) 861-2000
Fax: (312) 861-2200

If to Licensees:
Media Sciences, Inc.
8 Allerman Road
Oakland, NJ 07436
Attention: Chief Executive Officer
Telephone:  (201) 677-9311

Fax: (201) 677-0311

With a simultaneous copy to:
Wilkinson Barker Knauer, LLP
2300 N Street, NW, Suite 700
Washington, DC 20037
Attention: Lawrence J. Movshin
Telephone:  (202) 383-3338
Fax: (202) 783-5851

10.3. Severability; Parties in Interest.  Whenever possible, each provision of this License Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this License Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this License Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or intended beneficiary hereof.

10.4. Assignment.  This License Agreement is personal to Licensees and may not be assigned or transferred (whether by merger, operation of Law or otherwise, including in connection with the insolvency or bankruptcy of a Licensee) or encumbered, pledged or hypothecated by Licensees without the prior written consent of Licensor, which may be withheld in its sole discretion.  This License Agreement shall be binding upon and inure to the benefit of the permitted assigns and successors of the Parties.  If at any time a direct or indirect wholly-owned Affiliate of a Licensee ceases to remain a direct or indirect wholly-owned Affiliate of such Licensee, the licenses granted under this License Agreement to such Affiliate shall terminate.  Licensor may assign this License Agreement to any Person to whom it has assigned its rights in the Licensed Marks without Licensees’ prior written consent.  Licensor may assign the Licensed Marks without Licensees’ prior written consent; provided that such assignment shall be subject to this License Agreement.

10.5. Governing Law.  THIS LICENSE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF MINNESOTA WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LICENSE AGREEMENT.  THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM

ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10.6. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS LICENSE AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (III) ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO.

10.7. Prevailing Party.  In the event of a breach or default by any Party under this License Agreement, the prevailing Party in any action or proceeding in any court of competent jurisdiction in connection therewith shall be entitled to recover from such non-prevailing Party its costs and expenses, including reasonable legal fees and expenses and associated court costs.

10.8. Headings; Interpretation.  The descriptive headings contained in this License Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this License Agreement.  The Parties have participated jointly in the negotiation and drafting of this License Agreement.  In the event an ambiguity or question of intent or interpretation arises, this License Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this License Agreement.  The term “including” means “including, without limitation.”

10.9. Counterparts; Facsimiles.  This License Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10. Entire Agreement.  This License Agreement and the Purchase Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto, including that certain letter agreement, dated as of September 16, 2010, between the Licensor and the Media Sciences.

10.11. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This License Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Parties.  Any provision hereof may be waived in a writing signed by the Party that could otherwise seek enforcement of the provision being waived.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

10.12. Incorporation of Schedules.  The Schedules identified in this License Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this License Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

KATUN CORPORATION By Name: Its: Date:	MEDIA SCIENCES, INC. By Name: Its: Date:
MEDIA SCIENCES INTERNATIONAL, INC. By Name: Its: Date:

SCHEDULE A

Media Sciences Domain Names

mediasciences.com
mediasciences.net
mediasciences. org
mediasciences.biz
mediasciences.co.uk

SCHEDULE B

Corporate Names

Media Sciences International, Inc.
Media Sciences, Inc.

EXHIBIT G

FORM OF MASTER DISTRIBUTION AGREEMENT

MASTER DISTRIBUTOR AGREEMENT

This Master Distributor Agreement (the “Agreement”) is dated as of November 8, 2010 (the “Effective Date”) by and between Media Sciences, Inc., a New Jersey corporation (“MSI”) and Katun Corporation, a Minnesota corporation (“KATUN”).  MSI and KATUN are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, MSI is engaged in the development, manufacturing, marketing, design, sale, distribution and use of the Ink Stick Products (as defined below);

WHEREAS, MSI and KATUN are parties to that certain Asset Purchase Agreement, dated as of November 8, 2010 (as amended, modified and waived from time to time, the “Purchase Agreement”);

WHEREAS, MSI desires to appoint KATUN as the exclusive distributor for the sale of Ink Stick Products in the Territory and KATUN desires to accept such appointment;

WHEREAS, the execution and delivery of this Agreement is a delivery at Closing pursuant to the Purchase Agreement;

NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MSI and KATUN agree as follows:

1.            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement.

a. “Ink Stick Products” means all solid ink products for use in Xerox-branded color printers developed, manufactured, designed, distributed or sold by MSI from time to time, as more fully set forth in Attachment A hereto (as such Attachment A may be amended, supplemented or modified from time to time as provided herein).

b. “Inventory Requirements” means, with respect to a particular Ink Stick Product, the minimum inventory level set forth on Attachment B hereto; provided, that “inventory level” includes only those Ink Stick Products that are on hand in finished form as of a particular date.

c. “Resale Price” means the price at which KATUN or a Distributor sells the Ink Stick Products to an end-customer.

d. “Purchase Order” shall mean a purchase order issued by KATUN to MSI which substantially conforms to the Purchase Orders delivered prior to the date hereof pursuant to that certain Supply Agreement, dated as of February 27, 2008, by and between the Parties.

e. “Territory” means the geographic areas set forth in Attachment C hereto.

2.           Scope of Appointment.

a. MSI hereby grants KATUN the exclusive right to sell and promote the sale of Ink Stick Products in the Territory during the term of this Agreement, and MSI hereby agrees not to, and to cause its Affiliates’ not to, directly or indirectly, sell Ink Stick Products in the Territory.

b. KATUN shall be permitted, without MSI’s consent, to appoint distributors, sub-distributors or agents (“Distributors”) to sell or promote the sale of the Ink Stick Products in the Territory or to perform any of KATUN’s obligations under this Agreement.

c. KATUN agrees that during the term of this Agreement, for so long as MSI is satisfying its obligations pursuant to this Agreement, it will not sell any other manufacturer’s solid ink products (including those manufactured by the Xerox Corporation (“Xerox”)) for use in Xerox branded color printers within the Territory.

3.           MSI’s Obligations to KATUN.  MSI agrees:

a. to assure that all Ink Stick Products delivered pursuant to this Agreement will be in accordance with the specifications set forth in Attachment D hereto;

b. to maintain at all times during the term of this Agreement, inventory of Ink Stick Products equal to or in excess of the Inventory Requirements;

c. to use commercially reasonable efforts to timely develop new Ink Stick Products for use in any new or  modified Xerox solid ink machines;

d. to provide phone-based technical support and customer service to KATUN, Distributors and/or end-customers with respect to Ink Stick Products, during normal business hours in a manner consistent with MSI’s technical support and customer service practices for its solid ink business  prior to the date hereof;

e. to provide technical documentation for the Ink Stick Products and additional support necessary to educate KATUN’s sales force with respect to the Ink Stick Products to KATUN’s reasonable satisfaction;

f. to use commercially reasonable efforts to develop customized packaging for private label customers in cooperation with KATUN, to the extent the Parties agree that the commercial opportunity justifies the investment and only upon reaching mutual agreement on any adjustments to the Resale Price for such customized products;

g. to direct all sales inquiries and similar requests received by MSI for Ink Stick Products, whether through its website or otherwise, to the attention of KATUN; and

h. during the term of this Agreement, not to, and not to cause any of its Affiliates or Distributors to, discourage suppliers and other business associates of KATUN from maintaining a business relationship with KATUN or intentionally disparage the goodwill or reputation of KATUN.

4.           KATUN’s Obligations to MSI.  KATUN agrees to:

a. support and use commercially reasonable efforts to increase the sale of Ink Stick Products within the Territory, including through active marketing of Ink Stick Products and recruitment of new Distributors to sell Ink Stick Products;

b. periodically provide, upon MSI’s written reasonable request, information relevant to the sale of the Ink Stick Products, including pricing information, sales and marketing materials; and

c. during the term of this Agreement, not to, and not to cause any of its Affiliates or Distributors to, discourage suppliers and other business associates of MSI from maintaining a business relationship with MSI or intentionally disparage the goodwill or reputation of MSI.

5.           Prices and Terms and Conditions of Sale.

a. Pricing.  The price paid by KATUN for each Ink Stick Product delivered pursuant to this Agreement shall equal (i) the Resale Price for such Ink Stick Product set forth on Attachment E hereto, multiplied by (ii) 80%.  To the extent KATUN customers (whether Distributors, end customers or otherwise) receive rebates from KATUN with respect to the purchase of Ink Stick Products, as long as MSI has approved such rebates in advance in writing, MSI shall credit 80% of any such rebate to KATUN against amounts otherwise owing under this Agreement. The pricing terms set forth on Attachment E may only be amended in a writing signed by the Parties.

b. Purchase Orders.  KATUN shall place orders for Ink Stick Products pursuant to Purchase Orders submitted to MSI in writing or online.

c. Invoice and Payment.  MSI shall issue an invoice for the Ink Stick Product pursuant to the terms of this Agreement, and KATUN shall pay all undisputed invoices within forty-five (45) days of the later of (i) receipt of the Ink Stick Products by KATUN’s freight forwarder or (ii) forty-five (45) days following the date the Ink Stick Product was to be delivered to the designated KATUN facility per the terms of the Purchase Order.  If KATUN disputes an invoice, KATUN shall timely pay the undisputed amount of such invoice, and KATUN and MSI agree to use reasonable efforts to resolve the dispute as to the remaining amount expeditiously and in good faith.  Invoices and payments shall be in U.S. dollars.

d. Shipping, Freight, Taxes.  Attachment E and any other prices quoted to KATUN do not include sales, use, excise or similar taxes or any shipping charges or import fees.  Shipping terms shall be FOB MSI’s warehouse, New Jersey, USA.  Unless otherwise agreed to, KATUN is only responsible for paying actual shipping charges and import fees.

e. Product Discontinuance/Change.  MSI may not discontinue or modify the production or formulation of any Ink Stick Product at any time during the term of this Agreement without the prior written consent of KATUN, which consent shall not be unreasonably conditioned, delayed or withheld.

f. Resale Prices.  KATUN shall sell each Ink Stick Product at its applicable Resale Price; provided that KATUN may unilaterally establish pricing to Distributors so long as such Distributor is contractually obligated to sell each Ink Stick Product at its applicable Resale Price.

g. Packing for Export.  Export packing will be done by MSI in its sole discretion and responsibility; provided that such export packing must at all times comply with all applicable laws and regulations, whether foreign or domestic, with respect to the packaging and labeling of Ink Stick Products.

6.           Delivery of Ink Stick Products.

a. Shipment.  MSI shall use its best efforts to manufacture and ship the Ink Stick Products on the date specified on the Purchase Order.  To the extent MSI delays shipment of some or all of the Ink Stick Products by more than five (5) business days past the shipment date specified in the Purchase Order, then KATUN may, at its option, require MSI to ship, as mutually agreed upon on a case-by-case basis, all of the delayed Ink Stick Products by express delivery, e.g. airfreight, and MSI shall pay any incremental charges incurred by reason of such express delivery, except that KATUN’s shall bear any such incremental charges for the portion of such order, if any, consisting of Ink Stick Products in excess of applicable Inventory Requirements.  Additionally, if MSI delays in supplying some or all of the Ink Stick Products for the shipment fifteen (15) business days or more past the shipment date specified in the Purchase Order, then KATUN may, at its option, cancel the Purchase Order for such Ink Stick Products by giving written notice thereof to MSI at any time after the passage of the tenth (10th) day from the date of shipment specified in the Purchase Order.

b. Palletized Specifications.  All shipments of Ink Stick Products shall conform to KATUN’s “Palletized Shipment Specifications” as may be provided to MSI from time to time.  MSI shall comply with such specifications and use its expertise, within the constraints of those specifications, to minimize packaging and shipping costs while maintaining the required protection of the Ink Stick Products.  MSI will ultimately be responsible for ensuring that packaging is adequate to protect the Ink Stick Products during shipment.  MSI will not change the specified palletized configuration without written consent from KATUN.  MSI will incorporate these specifications into its existing methods of product distribution.

c. Drop Shipments.  Notwithstanding anything to the contrary in this Agreement, and subject to MSI’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, KATUN may request MSI to ship the Ink Stick Products directly to a customer of KATUN or to a designated KATUN facility so long as such request is noted on the Purchase Order or elected by KATUN with appropriate advance notice to MSI.

d. Cancellations. The portion of any Purchase Order which is overdue or unfulfilled by greater than ten (10) days may be cancelled by KATUN without penalty.

7.           Product Acceptance.

a.  In addition to the warranty provisions set forth in Section 8, KATUN may return Ink Stick Products for credit if it reasonably determines that they are defective or do not meet the specifications set forth in Attachment C hereto, and in each case MSI shall pay the cost of return shipment to MSI.  In the event that KATUN reasonably determines that an entire lot of Ink Stick Products has a failure or defective rate of one and one-half percent (1.5%) or more, KATUN shall be entitled to, and shall, receive credit for the entire lot of such Ink Stick Products.  Upon MSI’s written request, such lot of Ink Stick Products shall be returned to MSI at MSI’s sole expense.

b. The provisions of this Section 7 shall be in addition to and not in lieu of the warranty provided to KATUN under Section 8 hereof.

8.           Warranty Terms and Conditions.

a. MSI warrants to KATUN that Ink Stick Products are free from any defects in design, materials and workmanship, and shall fit and perform in their intended applications according to MSI’s specifications.  MSI also warrants that the Ink Stick Products are manufactured using the same raw materials, formulations and process used to manufacture the comparable product as last tested and/or approved by KATUN.  MSI further warrants to KATUN that the Ink Stick Products shall be sold free and clear of any liens or encumbrances and that MSI shall be transferring good and marketable title to the Ink Stick Products to KATUN.  In order to make a warranty claim hereunder, KATUN must, within forty-five (45) days after the claimed breach of warranty has been discovered by KATUN:

i.	Send a written notice by facsimile, e-mail, express courier or overnight express mail to MSI summarizing the nature of the alleged defect; and

ii.
If reasonably available, send MSI samples of the Ink Stick Product that is the subject of the warranty claim for the purpose of MSI’s inspection, if requested by MSI and at MSI’s cost and expense.  If such samples are not reasonably available, KATUN will provide other evidence of the subject of the warranty claim.

b. As promptly as possible but in no event greater than ten (10) days following MSI’s receipt of a product or confirmation on a breach of warranty claim submitted to this Section 8, MSI must conclude its investigation of the warranty claim.  At the time MSI concludes its investigation, MSI must immediately inform KATUN of the results.  If MSI determines that a breach has occurred, then within five (5) business days after the determination, MSI must:  (i) take back the defective Product and be solely responsible for the cost thereof, including freight, duties and other related expenses incurred in recovering the defective Product from KATUN’s customers and in returning the defective Product to MSI, and (ii) replace the defective Product with non-defective Product or reimburse KATUN for the purchase price, freight and any other amounts paid by KATUN for the Product and its shipment to KATUN, at the unilateral discretion of KATUN.

c. Limitations.  Any waiver, contradiction, alteration, addition or modification to the warranties referred to or contained herein must be in writing and signed by authorized representatives of both Parties to be valid, binding and enforceable.  Nothing in the preceding section, however, shall diminish MSI’s obligations under the warranty provisions of this Section.

d. EXCEPT AS PROVIDED IN THIS SECTION 8 OF THIS AGREEMENT, (1) MSI MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND (2) MSI FURTHER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE.

9.           Trademarks and Branding.  All Ink Stick Products sold under this Agreement will bear such trademarks, brands, and/or other marks according to KATUN’s sole discretion and direction.  All Ink Stick Products sold under this Agreement will also be consistent with and conform to KATUN’s trademark guidelines as provided by KATUN to MSI from time to time, including trademark guidelines of third parties for whom MSI provides Ink Stick Products to KATUN. Each Ink Stick Product supplied by MSI shall be branded and packaged in accordance with the applicable brand and product packaging guidelines for such Ink Stick Product as provided by KATUN to MSI from time to time.  MSI shall not make any changes to the trademarks, packaging and marking (such as, but not limited to, color, size, material, labeling and content) for any Ink Stick Product without KATUN’s prior written consent, which may be withheld in its sole discretion.  KATUN agrees to indemnify, defend and hold harmless MSI, its officers, directors, employees, agents and Affiliates from and against, and to promptly pay to an indemnified party or reimburse an indemnified party for, any and all Losses sustained or incurred by such indemnified party relating to, resulting from, arising out of, any third party claim, suit, action, or demand based upon or claiming that MSI’s use of any trademarks, brands, and/or other marks (other than any such trademarks, brands or other marks acquired by KATUN from MSI pursuant to the Purchase Agreement) as directed by KATUN hereunder infringes the intellectual property rights of a third party unless a claim of infringement is due to MSI’s use of such trademark, brand or other mark in breach of the terms of this Agreement.

10.           Term and Termination.

a. Term.  This Agreement shall commence on the Effective Date and continue for an initial term of three (3) years, unless earlier terminated pursuant to the terms of this Section 10.  Following the initial term, this Agreement may only be renewed upon the written consent of the Parties.

b. Termination without Cause.  Either Party may terminate this Agreement, with or without cause, upon nine (9) months’ prior written notice to the other Party.

c. Termination for Cause.  If either Party defaults in the performance of its obligations under this Agreement, which default is not cured within thirty (30) days following written notice thereof, the non-defaulting Party may then immediately terminate this Agreement in whole or in part.

d. Termination Due to Xerox Litigation.  In the event the current patent litigation  in Case No. 06CV4872, in the United States District Court for the Southern District of New York, by and between MSI and Xerox Corporation with respect to certain Ink Stick Products (the “Xerox Litigation”) is settled between the parties thereto or finally determined by a court of competent jurisdiction, and such settlement or final determination adversely affects MSI’s rights with respect to any or all of the Ink Stick Products, then KATUN may immediately terminate this Agreement in whole or in part upon written notice to MSI.  MSI shall keep KATUN promptly informed of the status of the Xerox Litigation; provided that such settlement or final determination will not be deemed to adversely affect MSI's rights with respect to any or all of the Ink Stick Products if immediately following such settlement or final determination MSI can (i) continue to provide KATUN,  with no change in any economic terms, including the price paid by KATUN and the Resale Price for each Ink Stick Product, with substantially identical Ink Stick Products which have the same functionality and performance standards and (ii) otherwise perform its obligations pursuant to this Agreement in substantially the same manner as immediately prior to such settlement or final determination.

e. Termination of the Agreement Prior to three (3) Years.

i.
If prior to the third (3rd) anniversary of the Effective Date, KATUN terminates this Agreement pursuant to Section 10(b), or MSI terminates this Agreement pursuant to Section 10(c) (a “Trademark Termination”), the transitional trademark license set forth in Attachment F shall apply to grant MSI the rights granted therein for the remainder of the three year term otherwise provided therein.

ii.
Termination by MSI. If prior to the third (3rd) anniversary of the Effective Date, MSI terminates this Agreement pursuant to Section 10(b), or KATUN terminates this Agreement pursuant to Section 10(c) or Section 10(d), then MSI shall pay to KATUN the sum of two hundred fifty thousand dollars ($250,000.00), in immediately available funds, within one (1) month of the delivery of the corresponding notice of termination.

f. Resolution of the Xerox Litigation.  If the Xerox Litigation is settled or finally determined by a court of competent jurisdiction, and this Agreement is not terminated pursuant to Section 10(d), then (i) KATUN may unilaterally extend this Agreement for an additional one (1) year term, and (ii) if during the Term of this Agreement MSI obtains a bona fide offer to acquire substantially all of its capital stock or assets (whether through a sale of stock or assets, merger, recapitalization or otherwise), at least thirty (30) days prior to the transfer of such capital stock or assets, MSI shall deliver written notice (the “Offer Notice”) of such bona fide written offer to KATUN (which shall include the price and other terms and conditions thereof) and KATUN may elect to purchase such capital stock or assets at the price and on the same terms as are set forth in the Offer Notice by written notice to MSI given at any time during the thirty (30) day period following receipt of the Offer Notice.  MSI agrees that it shall not consummate any transaction which would constitute a change of control without first complying with the preceding sentence; provided, however, that the rights granted under subparagraph (f)(ii) of this subparagraph (f) shall not apply to any transaction, including a change in control of MSI, resulting from the purchase of equity in MSI on any publicly traded exchange or the vote of any shareholder or group of shareholders acting in concert through a proxy contest to take control of MSI.

11.           Effect of Termination.  Termination of this Agreement shall not relieve either Party of any of its obligations which have been incurred or come due as of or prior to the date of termination.  Any Order placed by KATUN and accepted by MSI after the expiration or termination of this Agreement is governed by the provisions of this Agreement, but the placing or acceptance of post-expiration orders does NOT otherwise extend the terms of this Agreement.

12.           Intellectual Property Indemnity.

a. MSI represents and warrants that the Ink Stick Products supplied by MSI pursuant to this Agreement do not and will not infringe, or misappropriate or otherwise violate any third party’s patent, trademark, copyright, trade secret or other intellectual property rights (collectively, “Intellectual Property Rights”).

b. MSI agrees that it will, at its expense, indemnify, defend, settle and hold harmless KATUN, its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns (the “KATUN Indemnified Parties”) from and against any and all direct or indirect damages, losses, liabilities, obligations, penalties, fines, costs and expenses (including, but not limited to, legal fees, costs and expenses) (“Losses”) to the extent that they relate to, result from or arise out of a claim, suit, proceeding or allegation, whether or not such claim, suit, proceeding or allegation is successful, by any Person asserting that any of the Ink Stick Products supplied by MSI pursuant to this Agreement infringes, misappropriates, or otherwise violates  any Intellectual Property Right(s) (the “Claims”).  This indemnification obligation shall include all amounts paid in settlement of the Claims by a KATUN Indemnified Party.

c. For any indemnification claim under this Agreement, the procedures set forth in Section 7.3 of the Purchase Agreement shall apply.  [For avoidance of doubt, the limitations of liability set forth in Section 7.1 of the Purchase Agreement shall not apply to this Agreement.]

13.           Indemnity.  MSI agrees that it will, at its expense, indemnify, defend, settle and hold harmless the KATUN Indemnified Parties from and against any and all Losses incurred by a KATUN Indemnified Party and attributable to or arising from the sale of Ink Stick Products hereunder, except to the extent such Losses result from KATUN’s negligence or willful misconduct.  For any indemnification claim under this Agreement, the procedures set forth in Section 7.3 of the Purchase Agreement shall apply.  For avoidance of doubt, the limitations of liability set forth in Section 7.1 of the Purchase Agreement shall not apply to this Agreement.

14.           Relationship of the Parties.  The relationship established between KATUN and MSI by this Agreement is that of vendor to its vendee.  This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the Parties, and neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any other party.

15.           Notices.   All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service (with charges prepaid for next day delivery), (c) when telecopied, provided the relevant transmission report indicates a full and successful transmission, or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15):

If to KATUN:

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN  55438
Attention:  General Counsel
Telephone:  (952) 903-9505
Fax:  (920) 941-4307

With a simultaneous copy to:

Monomoy Capital Partners, L.P.
142 West 57th Street, 17th Floor
New York, New York 10019
Attn:  Justin Hillenbrand
           Nate Bard
Fax:   (212) 699-4010

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL  60654
Attention:  Richard W. Porter, P.C.
                  Christopher A. Ziebarth
Telephone:  (312) 861-2000
Fax:   (312) 861-2200

If to MSI:

Media Sciences, Inc.
8 Allerman Road
Oakland, NJ 07436
Attention:  Chief Executive Officer
Telephone:  (201) 677-9311
Fax:   (201) 677-0311

With a simultaneous copy to:
Wilkinson Barker Knauer, LLP

2300 N Street, NW, Suite 700
Washington, DC 20037
Attention:  Lawrence J. Movshin
Telephone:  (202) 383-3338
Fax:  (202) 783-5851

16.           Severability; Parties in Interest.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or intended beneficiary hereof.

17.           Assignment.  This Agreement is personal to MSI and may not be assigned or transferred (whether by merger, operation of Law or otherwise, including in connection with the solvency or bankruptcy of MSI) or encumbered, pledged or hypothecated by MSI without the prior written consent of KATUN, which may be withheld in its sole discretion.  This Agreement shall be binding upon and inure to the benefit of the permitted assigns and successors of the Parties.  KATUN may assign this Agreement without MSI’s consent to (a) any Affiliate of KATUN or to (b) any purchaser of all or substantially all of the assets of KATUN, but in any such case KATUN will nonetheless remain liable for all of its obligations hereunder.

18.           No Waiver.  Any failure or delay by either Party in exercising any right or remedy in one or many instances will not prohibit a Party from exercising it at a later time or from exercising any other right or remedy.

19.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware.  Courts within the State of Minnesota will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement.  The Parties hereby consent to and agree to submit to the jurisdiction of such courts.  Each of the Parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

20.           Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  The term “including” means “including, without limitation.”

21.           Counterparts; Facsimiles.  This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

22.           Confidentiality.  The Parties acknowledge that in performing this Agreement they will be provided with, and have access to, confidential business information of the other.  Accordingly, all disclosures of such confidential information shall be subject and bound by the terms of the Confidential Disclosure Agreement attached hereto as Attachment G.

23.           Survival.  The provisions of Section 1, Section 8, Section 10, Section 11, Section 12, Section 13, and Sections 16 through 24 of this Agreement shall survive the expiration and termination of this Agreement for any reason.

24.           Entire Agreement.  Except for any Confidential Disclosure Agreement that may exist between the Parties, this Agreement supersedes and terminates any and all prior Agreements, if any, whether written or oral, between the Parties with respect to the subject matter contained herein, including that certain Supply Agreement, dated as of February 27, 2008, between the Parties.  Each Party agrees that it has not relied on any representation, warranty or provision not explicitly stated in this Agreement and that no oral statement has been made to either Party that in any way tends to waive any of the terms or conditions of this Agreement.  This Agreement constitutes the final written expression of all terms of the Agreement, and it is a complete and exclusive statement of those terms.  No part of this Agreement may be waived, modified or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written instrument signed by duly authorized officers of the Parties.

*    *    *    *    *

The Parties have signed this Agreement on the day indicated below:

Media Sciences, Inc.	Katun Corporation

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT H

FORM OF DORMANT PATENT SIDE LETTER

November 8, 2010

Katun Corporation
10951 Bush Lake Road
Minneapolis, MN  55438
Attn:  Carlyle Singer, CEO

Re:  Option to Acquire GCC Intellectual Property

Dear Ms. Singer:

This letter (the “Side Letter”) is delivered in furtherance of that certain Asset Purchase Agreement dated November 8, 2010 (“Purchase Agreement”) between Media Sciences, Inc., a New Jersey corporation (“Seller”) and Katun Corporation, a Minnesota corporation (or its assignee) (“Katun”).

WHEREAS, Seller’s indirect wholly-owned subsidiary, SAMC Funding I Limited, a Cayman Islands company (“SAMC”), is the sole secured lender to Green Cartridge Company Limited (“GCC”);

WHEREAS, GCC is in default of its loan obligations to SAMC, and SAMC has commenced foreclosure of GCC’s secured assets;

WHEREAS, to secure payment of the loan obligations in default to SAMC, GCC Intellectual Property Pty Limited, an affiliate of GCC,  by Assignment of Intellectual Properties dated July 29, 2010 (the “GCC Assignment”), assigned to SAMC the Assigned Intellectual Properties (as defined in the GCC Assignment), including the GCC Intellectual Property (as defined below);

WHEREAS, Katun desires to have the right to acquire from SAMC all of SAMC’s right, title and interest in the GCC Intellectual Property, and Seller is willing to cause SAMC to sell, transfer and assign its right, title and interest in the GCC Intellectual Property to Katun, all on the terms provided herein;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows.

1. For the sum of Ten Dollars ($10.00) and other good and valuable consideration, the sufficiency of which is hereby acknowledged, SAMC and Seller hereby irrevocably grant to Katun the sole and exclusive option to acquire all of SAMC’s right, title and interest in and to the GCC Intellectual Property.  For purposes of this Side Letter, the “GCC Intellectual Property” shall be, all of the patents and patent applications listed on Schedule A hereto, together with all income, royalties, and damages due or payable upon exercise of the option or thereafter (including, without

Katun Corporation
November 8, 2010

limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world with regard thereto.  Each of Seller and SAMC agrees and covenants that until six (6) months after the date that Katun has executed this Side Letter, none of Seller, SAMC or their respective representatives will solicit offers for sale or discuss a possible purchase or license or other disposition of SAMC’s rights in the GCC Intellectual Property with any other party or provide any information to any other party regarding Seller or SAMC in that connection.  Other than this Side Letter, each of Seller and SAMC represents that it has not signed any other letter of intent or similar letter nor is it party to or bound by any agreement with respect to sale, license or other disposition of the GCC Intellectual Property.  Seller and SAMC will disclose to Katun the existence or occurrence of any proposal or contract that it may receive in respect of any such competing transaction and the identity of the person, entity or group from whom such proposal or contract is received.

2. Katun may exercise the option granted herein by written notice to Seller and SAMC at any time during the six (6) month period beginning on the date that Katun has executed this Side Letter.  If Katun chooses to exercise the option granted herein, the purchase price for the GCC Intellectual Property shall be Ten Dollars ($10.00), which sum shall be paid to SAMC upon the consummation of the transfer and assignment of the GCC Intellectual Property contemplated herein.

3. Katun expressly acknowledges that any assignment of SAMC’s right, title and interest in the GCC Intellectual Property upon exercise of the option granted herein will be made on an “AS-IS, WHERE-IS” basis by quit-claim assignment in recordable form and neither Seller nor SAMC makes or shall be required upon such assignment to make any representation about the nature, quality, condition, fitness for a particular purpose, title, enforceability or assignability of the GCC Intellectual Property.  Notwithstanding the foregoing, during the term of this Side Letter, neither Seller nor SAMC shall sell, transfer, lien, license or in any way encumber the GCC Intellectual Property or take any action that could be reasonably expected to materially adversely affect the value or validity of the GCC Intellectual Property or take any action inconsistent with this Side Letter.

4. To the knowledge of SAMC and Seller, SAMC and Seller represent and warrant to Katun that SAMC’s right, title and interest in and to the GCC Intellectual Property is owned free and clear of all encumbrances.  During the term of this Side Letter and upon Katun’s exercise of the option granted herein, upon Katun’s request and at Katun’s expense, SAMC shall use commercially reasonable efforts to help Katun update the chain of title for the GCC Intellectual Property so that SAMC is shown as the record owner of the GCC Intellectual Property at the applicable registry, including, without limitation, the prompt execution and delivery of documents in recordable form or requesting the applicable owner or applicant of the GCC Intellectual Property or, to the extent such person is under SAMC’s direct or indirect control, causing the applicable owner or applicant of the GCC Intellectual Property, to transfer and assign all of such person’s right, title and interest in the GCC Intellectual Property to Katun.  Upon Katun’s exercise of the option granted herein, Seller will cause SAMC to take, and SAMC will promptly take such

Katun Corporation
November 8, 2010

actions as may be necessary to vest in and secure unto Katun all of SAMC’s right, title and interest in and to the GCC Intellectual Property.  Nothing herein shall obligate Katun to exercise the option.

5.    This Side Letter and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party will disclose to any other party, except in furtherance of the transaction contemplated by this Side Letter or as required by law, the existence of this Side Letter or the discussions regarding the acquisition of the GCC Intellectual Property without the prior consent of the other parties hereto.  This Side Letter shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware.  Courts within the state of Minnesota will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Side Letter and the agreements, instruments and documents contemplated hereby.  The parties hereby consent to and agree to submit to the jurisdiction of such courts.  This Side Letter may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the parties.  Any provision hereof may be waived in a writing signed by the party that could otherwise seek enforcement of the provision being waived.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, be deemed to be a waiver of any other right, power or privilege or the same right, power or privilege on a future occasion, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Katun Corporation
November 8, 2010

If the foregoing accurately sets forth our understanding, please sign this Side Letter in the space provided below and return it to the undersigned.  The Side Letter may be signed in counterparts.

                                                                                                             Sincerely,

MEDIA SCIENCES, INC.

      By: ______________________________
Name:
Title

                                                                                                           SAMC FUNDING I LIMITED

      By: ______________________________
Name:
Title

ACCEPTED AND AGREED TO THIS ____ DAY OF __________, 2010.

KATUN CORPORATION

By:  _________________________
        Name:
        Title:

Katun Corporation
November 8, 2010
Page

Schedule A to Side Letter
The GCC Intellectual Property

Patents :

United States 6,091,916
United States 6,418,284
United States 6,470,159
United States 7,302,207
European 1,471,394

Patent Applications :

United States 11/994,761
Unites States 12/647,063
United States 12/107,348
China 200880022096.40
Taiwan 097123973
European 8757013.1
European 08251486.0